UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _____________________________________________
SCHEDULE 14A
 _____________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.10a-12

FEI COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FEI COMPANY
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 9, 2013

To the Shareholders of FEI Company:

Notice is hereby given that the Annual Meeting of Shareholders of FEI Company, an Oregon corporation, will be held on Thursday, May 9, 2013, at 9:00 a.m. local time, at our corporate headquarters located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. The purposes of the annual meeting will be:

1.	To elect members of FEI's Board of Directors to serve for the following year and until their successors are duly elected and qualified;

2.
To consider and vote on a proposal to amend FEI's 1995 Stock Incentive Plan: (i) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares, and (ii) to change the terms of the initial equity grants to new non-employee directors and the annual automatic equity grants to continuing non-employee directors;

3.	To consider and vote on a proposal to amend FEI's Employee Share Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares;

4.	To approve, on an advisory basis, the appointment of KPMG LLP as FEI's independent registered public accounting firm for the year ending December 31, 2013;

5.	To approve, on an advisory basis, FEI's executive compensation; and

6.	To transact such other business as may properly come before the meeting or at any and all postponements or adjournments of the meeting.

Only shareholders of record at the close of business on March 4, 2013 and their proxies will be entitled to vote at the annual meeting and any adjournment or postponement of the meeting. A proxy statement containing more detailed information about the matters to be considered at the annual meeting accompanies this notice. We encourage you to read and consider the proxy statement carefully and vote your shares. We are providing access to our proxy materials over the Internet under the rules adopted by the Securities and Exchange Commission. We are also making available voting by telephone, Internet or paper proxy card. Please read the accompanying proxy statement for more information. We believe that electronic availability of proxy materials allows us to provide shareholders with the information they need while lowering delivery costs and reducing the environmental impact of our annual meeting.

By Order of the Board of Directors:

BRADLEY J. THIES

Hillsboro, Oregon	Secretary
March 26, 2013

Your vote is important. To vote your shares, please follow the instructions in the Notice Regarding the Availability of Proxy Materials, which is being mailed to you on or about March 26, 2013.

2013 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

FEI COMPANY
 _____________________________________________
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 9, 2013
 _____________________________________________
This document is being furnished to the shareholders of FEI Company (“FEI”) as part of the solicitation of proxies by FEI's Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 9, 2013 at 9:00 a.m. local time, at our corporate headquarters located at 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793. We are mailing a Notice Regarding the Availability of Proxy Materials (a “Notice”) and are making this proxy statement available to shareholders of record entitled to vote at the annual meeting on or about March 26, 2013.

Record Date and Shares Outstanding
The Board fixed the close of business on March 4, 2013 as the record date (the “Record Date”) to determine the shareholders entitled to receive notice of, and to vote at, the annual meeting. Each holder of common stock on the Record Date is entitled to one vote per share held on all matters properly presented at the annual meeting. Common stock is our only outstanding voting security and it does not have cumulative voting rights. As of the close of business on the Record Date, there were 38,564,582 shares of common stock outstanding and entitled to vote, held by 73 holders of record. All votes on the proposals set forth below will be taken by ballot.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why am I receiving these materials?

A:
Our Board has made these materials available to you in connection with our 2013 Annual Meeting of Shareholders, which will take place on May 9, 2013. We have made them available on the Internet or, upon your request, we have sent you paper copies by mail or electronic copies by e-mail. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Under rules adopted by the Securities and Exchange Commission (“SEC”) in 2008, we are providing access to our proxy materials over the Internet. Accordingly, we are mailing the Notice to shareholders on or about March 26, 2013. All shareholders will have the ability to access via the Internet the proxy materials, including this proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2012. Instructions on how to access the proxy materials over the Internet or to request a paper copy of the proxy materials can be found on the Notice. The Notice also instructs you as to how you may submit your vote on the Internet. You will not receive paper copies of the proxy materials unless you request them.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to view our proxy materials for the annual meeting on the Internet.

If you would like to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, you can sign up for electronic delivery by following the instructions on the Notice.

Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents and will reduce the impact on the environment.

Q:	What proposals will be voted on at the annual meeting?

A:	There are five proposals scheduled to be voted on at the annual meeting:

•	election of directors (Proposal No. 1);

•
amendment of FEI's 1995 Stock Incentive Plan: (i) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares, and (ii) to change the terms of the initial equity grants to new non-employee directors and the annual automatic equity grants to continuing non-employee directors (Proposal No. 2);

•	amendment of FEI's Employee Share Purchase Plan (“ESPP”) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares (Proposal No. 3);

•	approval, on an advisory basis, of the appointment of KPMG LLP (“KPMG”) as FEI's independent registered public accounting firm for the year ending December 31, 2013 (Proposal No. 4); and

•	approval, on an advisory basis, of FEI's executive compensation (Proposal No. 5).

We will also consider other business that properly comes before the annual meeting in accordance with Oregon law and our Amended and Restated Bylaws. We are not aware of any other proposals to be considered at the meeting.

Q:	How does the Board recommend that I vote?

A:	Please see the information included in this proxy statement relating to the proposals to be voted on. The Board recommends that you vote:

Proposal 1 - “FOR” each of the nominees to the Board.

Proposal 2 - “FOR” the amendment of the 1995 Stock Incentive Plan: (i) increasing the number of shares of our common stock reserved for issuance under the plan by 250,000 shares, and (ii) changing the terms of the initial equity grants to new non-employee directors and the annual automatic equity grants to continuing non-employee directors.

Proposal 3 - “FOR” the amendment of the ESPP increasing the number of shares of our common stock reserved for issuance under the plan by 250,000 shares.

Proposal 4 - “FOR” the proposal regarding approval, on an advisory basis, of the appointment of KPMG as FEI's independent registered public accounting firm for the year ending December 31, 2013.

Proposal 5 - “FOR” the proposal regarding approval, on an advisory basis, of FEI's executive compensation.

Q:	What shares owned by me can be voted?

A:
All shares of FEI common stock owned by you as of the close of business on the Record Date may be voted by you. On all matters other than the election of directors, you may cast one vote per share of common stock that you held on the Record Date. For the election of directors, you may cast votes “FOR” all nominees, or you may vote to “WITHHOLD” your vote with respect to one or more of the nominees. You may vote shares that are: (1) held directly in your name as the shareholder of record; and (2) held for you as the beneficial owner through a broker, bank or other nominee. Holders of FEI's subordinated convertible notes are not entitled to vote on any matter until such time as the subordinated convertible notes are converted to our common stock.

Q:	How do I vote?

A:
You may vote by proxy over the Internet, over the telephone, by mail or, if you are a shareholder of record (as described below), in person at the annual meeting. The procedures for voting are set out below. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 8, 2013 to be counted. The Internet and telephone voting procedures are designed to authenticate shareholders' identities and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

•	To vote by proxy on the Internet, go to http://www.proxyvote.com and follow the instructions on the website and the Notice to complete an electronic proxy card.

•
To vote by proxy over the telephone, follow the instructions in the proxy materials FEI has made available via the Internet or on the paper proxy card that you receive if you request paper proxy materials.

•
To vote by paper proxy card please complete, sign and date your proxy card and return it promptly in the postage-paid return envelope provided. You will only have received a paper proxy card if you have requested paper proxy materials as instructed pursuant to the Notice.

•
Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. To vote in person, please bring the paper proxy card or proof of identification. Even if you plan to attend the annual meeting, FEI recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Most shareholders of FEI hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record: If your shares are registered directly in your name with FEI's transfer agent, Computershare Investor Services, you are considered the shareholder of record, and the Notice is being sent directly to you by FEI. As the shareholder of record, you have the right to grant your voting proxy directly to FEI or to vote in person at the annual meeting. You may also vote via the Internet, by telephone or with a paper proxy card, as described above.

Beneficial Owner: If your shares are held in a stock brokerage account, by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or their nominee, who is the record shareholder for those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. Because you are not the shareholder of record, however, you may not vote these shares in person at the annual meeting. Like shareholders of record, you may vote shares beneficially held by you via the Internet, by telephone or with a paper proxy card as set out in the Notice you receive from your broker, bank or their nominee.

Q:	Can I change my vote?

A:
If you are a shareholder of record, you may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote via the Internet or by telephone, delivering a written notice of revocation to FEI's corporate secretary, executing and delivering a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or attending the annual meeting and voting in person.

If you are a beneficial shareholder who holds shares in street name, you should contact your broker, bank or nominee, or review any materials they have sent you, regarding how to change your vote. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically make arrangements with the broker, bank or nominee in advance of the meeting.

Q:	How are votes counted?

A:	Votes for each of the proposals will be counted as follows:

•	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

•
For amendment of the 1995 Stock Incentive Plan: (i) increasing the number of shares of our common stock reserved for issuance under the plan by 250,000 shares, and (ii) changing the terms of the initial equity grants to new non-employee directors and the annual automatic equity grants to continuing non-employee directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	For amendment of the ESPP, increasing the number of shares of our common stock reserved for issuance under the plan by 250,000 shares, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•
For the approval, on an advisory basis, of the appointment of KPMG as FEI's independent registered public accounting firm for the year ending December 31, 2013, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

•	For the approval, on an advisory basis, of FEI's executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If you sign your paper proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board for each proposal; provided, however, that if you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes as discussed below.

Q:	What is the voting requirement to approve each of the proposals?

A:	The voting requirement for each of the proposals is as follows:

•
In the election of directors, the nine persons receiving the highest number of “FOR” votes will be elected. We have a policy that requires any director who has received more “WITHHELD” votes than “FOR” votes to offer to resign from the Board. See “Governance - Policy on Majority Voting for Directors” below for more information on this policy.

•
The proposal for amendment of the 1995 Stock Incentive Plan: (i) increasing the number of shares of our common stock reserved for issuance under the plan by 250,000 shares, and (ii) changing the terms of the initial equity grants to new non-employee directors and the annual automatic equity grants to continuing non-employee directors requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

•
The proposal for amendment of the ESPP increasing the number of shares of our common stock reserved for issuance under the plan by 250,000 shares requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

•
The approval, on an advisory basis, of the appointment of KPMG as FEI's independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

•
The approval, on an advisory basis, of FEI's executive compensation requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

If you return a paper proxy card that indicates an abstention from voting in all matters, or you indicate an abstention through the Internet or telephone voting process, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. If you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to that proposal. If you abstain from voting on the proposal for the amendment of the 1995 Stock Incentive Plan, on the proposal for the amendment of the ESPP, on the proposal to approve, on an advisory basis, the appointment of KPMG or on the proposal to approve, on an advisory basis, FEI's executive compensation, your abstention will have the same effect as a vote against such proposal or proposals.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Under the rules that govern brokers who have record ownership of shares that are held in street name for the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may vote your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on the proposals that are routine matters, which is only Proposal No. 4. Proposal Nos. 1, 2, 3 and 5 are considered non-routine.

Q:	Who are the proxies and what do they do?

A:
The three persons named as proxies in the proxy materials, Don R. Kania, our President and CEO; Raymond A. Link, our Executive Vice President and CFO; and Bradley J. Thies, our Senior Vice President, General Counsel and Secretary, were designated by the Board. All properly submitted votes will be counted (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the paper proxy card, voting instruction card or through the Internet or telephone voting process, it will be voted in accordance with the instructions you indicate.

Q:	May I cumulate my votes?

A:	No.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:
You may receive more than one set of voting materials, including multiple copies of the Notice, this proxy statement and multiple paper proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a Notice for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please follow the instructions on each copy of the Notice that you receive to ensure that all your shares are voted.

Q:	What if I share the same address as another shareholder?

A:
FEI has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, FEI is delivering Notices to multiple shareholders of record who share the same address in a single envelope, unless FEI has received contrary instructions from an affected shareholder. Each Notice contains a separate control number, which is needed to vote the shares. This procedure reduces FEI's printing costs, mailing costs and fees.

Any shareholders of record who share the same address and currently receive multiple copies of Notices in multiple envelopes and who wish to participate in the householding program and receive all Notices in a single envelope per household in the future may contact FEI at: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or call us at 503-726-7500.

A number of brokerage firms have instituted householding. If you are the beneficial holder of your shares and the shares are held in street name, please contact your broker, bank or other holder of record to request information about householding.

Q:	Where can I find the voting results of the annual meeting?

A:
We will announce preliminary voting results at the annual meeting and publish final results on a Current Report on Form 8-K filed with the SEC within four business days after the conclusion of the annual meeting.

Q:	What happens if additional proposals are presented at the annual meeting?

A:
Other than the five proposals described in this proxy statement, FEI does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of FEI's nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What is the quorum requirement for the annual meeting?

A:
The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to vote with respect to the matters on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting.

Q:	Who will count the vote?

A:
The inspector of elections, who will be appointed prior to the time of the meeting, will tabulate the votes. Historically, the inspector of elections has been the Secretary of FEI or a representative of FEI's transfer agent.

Q:	Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FEI or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their paper proxy card which are then forwarded to FEI's management as appropriate.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:
FEI will pay the entire cost of preparing, assembling, printing, mailing and distributing the Notice and electronic and paper proxy materials. In addition, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by FEI's directors, officers and employees, who will not receive any additional compensation for such solicitation activities. FEI may retain the services of a third party firm to aid in the solicitation of proxies. FEI estimates that this cost will be approximately $3,500. In addition, FEI may reimburse brokerage firms, banks and other persons representing beneficial owners of shares for their expenses in forwarding the Notice and paper solicitation materials to such beneficial owners.

Q:	What is the deadline to propose actions for consideration at next year's annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals: In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year's annual meeting, the written proposal must be received by us no later than November 26, 2013 (the date 120 days in advance of the first anniversary date of the release of our proxy materials for this year's annual meeting of shareholders), and should contain such information as is required under FEI's Amended and Restated Bylaws. If the date of next year's annual meeting is moved more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we release our proxy materials to shareholders. Proposals will also need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate secretary at our principal executive office at: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

If you intend to present a proposal at our 2014 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of such proposal in accordance with our Amended and Restated Bylaws. Pursuant to our Amended and Restated Bylaws, in order for a shareholder proposal to be deemed properly presented under such circumstances, a shareholder must deliver notice of such proposal to our corporate secretary at our principal executive offices not later than 45 days nor earlier than 75 days before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year's annual meeting. If no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then notice must be received by our secretary (i) not earlier than the close of business 120 days prior to such annual meeting, and (ii) not later than the close of business on the later of 90 days prior to such annual meeting, or 10 days following the day on which public announcement of the date of such annual meeting is first made. In order to be brought before our 2014 annual meeting of shareholders, therefore, shareholder proposals must be received by our corporate secretary no later than February 9, 2014 and no earlier than January 10, 2014. However, if the date of the 2014 annual meeting is more than 30 days before or 60 days after May 9, 2014, the first anniversary of this year's annual meeting, shareholders must give us notice of any shareholder proposals during the period described above. If a shareholder does not provide us with notice of a shareholder proposal in accordance with the deadlines described above, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.

The SEC establishes a different deadline with respect to discretionary voting (the “Discretionary Vote Deadline”) under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for shareholder proposals that are not intended to be included in a company's proxy statement. The Discretionary Vote Deadline for our 2014 annual meeting is February 9, 2014, which is 45 calendar days prior to the anniversary of the release of the proxy materials to shareholders. If a shareholder gives notice of a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2014 annual meeting. Because the shareholder proposal deadline provided for in our Amended and Restated Bylaws cannot be determined until we publicly announce the date for our 2014 annual meeting, it is possible that the deadline set forth in our Amended and Restated Bylaws may occur after the Discretionary Vote Deadline. In such a case, a shareholder proposal received after the Discretionary Vote Deadline but before the deadline in the Amended and Restated Bylaws would be eligible to be presented at the next year's annual meeting, but we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the annual meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board's Nominating and Governance Committee. See “Governance - Shareholder Nominations for Directors” below.

Copy of Amended and Restated Bylaws: You may contact the Secretary of FEI at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making shareholder proposals and nominating director candidates, or you may refer to the copy of our Amended and Restated Bylaws filed with the SEC on November 15, 2012 as Exhibit 3.1 to a Current Report on Form 8-K, available at http://www.sec.gov. Our Amended and Restated Bylaws are also available on our website at http://www.fei.com.

GOVERNANCE

FEI has adopted a number of governance practices, policies and measures to help ensure the effective and efficient operation of the Board in overseeing management of FEI. The framework for governance is set through our Code of Business Conduct and Ethics (“Code of Ethics”) which applies to all directors, officers and employees; our Articles of Incorporation and Amended and Restated Bylaws; and our Board committee charters.

Code of Ethics
As mentioned above, FEI's Code of Ethics applies to all of our directors, officers and employees, including our principal executive officer and our principal financial and accounting officer. A copy of our amended and restated Code of Ethics was filed with the SEC on March 2, 2010 as Exhibit 14.1 to a Current Report on Form 8-K, available at http://www.sec.gov. Our Code of Ethics is also available on our website at http://www.fei.com and you can receive a copy of the amended and restated Code of Ethics by sending a request to: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793, or calling us at 503-726-7500.

We intend to disclose any amendments or waivers to the provisions of the Code of Ethics that apply specifically to directors or executive officers by filing such information on a Current Report on Form 8-K with the SEC, to the extent such filing is required by the NASDAQ Global Market's listing requirements; otherwise, we will disclose such amendments or waivers by posting such information on our website.

Director Independence
The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the NASDAQ Global Market listing standards. At its meeting on February 13, 2013, the Board determined that each of the non-employee directors standing for re-election is independent. Dr. Kania does not qualify as an independent director because he is our President and CEO. There are no family relationships among our executive officers and directors.

Board Leadership Structure and Role in Risk Oversight

Separation of the Chairman and CEO Function
We have separated the Chairman of the Board function from the CEO function. We believe that this structure enhances the Board's oversight of management, strengthens the Board's ability to communicate its views to management and otherwise enhances our governance. The Board has charged the Chairman with responsibility for developing Board meeting agendas, facilitating communication between management and the Board, representing Board member views to management and improving meeting effectiveness, among other things. Under our Amended and Restated Bylaws, the Chairman cannot be an officer of FEI. Our current Chairman, Mr. Kelly, was elected for a three-year term beginning in May 2012 and ending on the date of the annual shareholder meeting in 2015.

Risk Oversight
The Board as a whole is responsible for overseeing our risk management function and certain members of our senior management team are expressly authorized by the Board to be responsible for implementation of our day-to-day risk management processes. In connection with the Board's annual strategic plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing FEI, our general risk management strategy and actions taken by senior management in support of this strategy. Senior management then provides an update to the Board on specific risk-related issues quarterly.

In addition, each of our Board committees considers any risks that may be within its area of responsibilities, and Board or Board committee members periodically engage in discussions with members of the senior management team on these topics as appropriate. Specifically, senior management reports out various finance-related risks to the Audit Committee at regular meetings. At least quarterly, and more frequently as necessary, the Audit Committee Chair meets with our General Counsel to discuss any hotline complaints, allegations of violations of our Code of Ethics and other ethical, legal or compliance matters. The Audit Committee then reports the foregoing to the full Board.

Risk Assessment in Compensation Programs
As part of its review of the compensation to be paid to the named executive officers, as well as the compensation programs generally available to FEI's employees, the Compensation Committee considers the risks associated with the compensation and compensation programs and the management of these risks in light of FEI's overall business, strategy and objectives. Specifically, in February 2013, the Compensation Committee heard the report of management and reviewed risks associated with components of executive officer compensation, including base salary, variable cash compensation, equity-based incentives, change of control agreements and perquisites. The Compensation Committee also reviewed the risks associated with compensation of employees other than executive officers, including base salaries, incentive compensation and sales commissions. Among other things, the Compensation Committee reviewed FEI's sales and review process for orders eligible for sales commission payouts and risk mitigating factors such as FEI's claw-back policy to reclaim commissions paid in the event of sales returns and bad debt. After consideration of these compensation components, the nature and relative scope of associated risks, the monitoring of these risks and mitigating factors, the Compensation Committee concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on FEI. The Compensation Committee reported out to the full Board the results of management's presentation and its conclusions concerning risks related to compensation policies and practices. Based on this report, the Board concluded that risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on FEI.

Executive Sessions
Executive sessions of the independent directors occur at least four times each year. The sessions are scheduled and chaired by the Chairman.

Policy on Majority Voting for Directors
Any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly offer his or her resignation to the Board for consideration. The independent directors other than the director affected will then decide on the appropriate action, which may be to accept the resignation, reject the resignation and address what is viewed as the underlying cause of the withhold votes or reject the resignation. The policy requires directors to consider a number of factors in determining appropriate action, including the amount of the “withhold” and “for” votes; any reasons stated for the withhold vote; alternatives for addressing the reasons for the withhold vote; the director's tenure, qualifications and contributions to the Board; whether removal of the director would cause FEI to fail to comply with applicable laws and rules; and FEI's circumstances. The independent directors will make their decision within 90 days of the election. Following their determination, FEI shall, within four business days, disclose the decision publicly in a document furnished to or filed with the SEC. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation. A copy of the full majority voting policy is available on our website at http://www.fei.com.

Board Nominee Diversity
While we do not have a formal written policy on director diversity, the Board and Nominating and Governance Committee do consider diversity when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These diversity factors, and others considered useful by the Board and Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board or a Board committee at a particular point in time. As a result, the priorities and emphasis of the Board and the Nominating and Governance Committee in considering diversity may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of our current and prospective Board members.

Qualification and Recommendation of Directors
The Nominating and Governance Committee identifies and evaluates candidates that it selects, or recommends to the Board for selection, as director nominees. In evaluating director candidates, the Nominating and Governance Committee may retain third-party search firms to identify such candidates.

In order to evaluate and identify director candidates, the Nominating and Governance Committee considers the suitability of each director candidate, including the current members of the Board, in light of the current size, composition and current perceived needs of the Board. As set forth in more detail in the Nominating and Governance Committee's charter, the Nominating and Governance Committee seeks highly-qualified and experienced candidates and considers many factors in evaluating such candidates, including, but not limited to, character, judgment, independence, background, age, expertise, diversity, length of service and other commitments. The Nominating and Governance Committee does not assign any particular weight or priority to any of these factors.

The Nominating and Governance Committee may review director candidates solely by reviewing information provided to it or also through discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Governance Committee deems proper. After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board select, the slate of director nominees, either at a meeting of the Nominating and Governance Committee at which a quorum is present or by unanimous written consent of the Nominating and Governance Committee.

Shareholder Recommendations for Directors
Shareholders who have held at least 10,000 shares or more of our common stock for at least a 12-month period may make recommendations to the Nominating and Governance Committee for potential Board members as follows:

•	The recommendation must be made in writing to: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

•
The recommendation must include the candidate's name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and FEI within the last three years and evidence of the recommending person's ownership of common stock of FEI.

•
The recommendation shall also contain a statement from the recommending shareholder in support of the candidate; professional references, particularly those that pertain to characteristics relevant to Board membership, including character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like; and personal references.

•
The recommendation must include a statement from the shareholder nominee indicating that such nominee wants to serve on the Board and could be considered “independent” under the rules and regulations of the NASDAQ Global Market and the SEC, as in effect at that time.

Shareholder Nominations for Directors
Our Amended and Restated Bylaws provide that nominations for election to the Board may be made only by the Board or a Board committee, or by any shareholder of record entitled to vote in the election of directors at the meeting. A shareholder who wishes to make a nomination must give written notice, by personal delivery or mail, to our Secretary. In the case of an annual meeting, the notice must be received by our Secretary at our principal executive office at the address specified above not later than 45 days nor earlier than 75 days before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year's annual meeting. If no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then notice must be received by our Secretary (a) not earlier than the close of business 120 days prior to such annual meeting and (b) not later than the close of business on the later of 90 days prior to such annual meeting, or 10 days following the day on which public announcement of the date of such annual meeting is first made. In the case of our 2014 annual meeting, this notice must be received by us no later than February 9, 2014 and no earlier than January 10, 2014. However, if the date of the 2014 annual meeting is more than 30 days before or 60 days after May 9, 2014, the first anniversary of this year's annual meeting, this notice must be received by us during the period described above.

To be effective, the notice must set forth all information required by Section 1.11 of our Amended and Restated Bylaws, including, without limitation, the name, age, business address and residence address of each person being nominated; the principal occupation or employment of such person; the class and number of shares of capital stock held of record or beneficially owned by such person; any hedging or other transactions or series of transactions related to our capital stock entered into by or on behalf of such person; a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such person; a description of all arrangements or understandings between such person and the shareholder; a written statement executed by such person acknowledging that as a director of FEI, such person will owe a fiduciary duty under Oregon law with respect to FEI and its shareholders; and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Exchange Act. In addition, certain information must be provided about the shareholder or shareholder group making a nomination as detailed in Section 1.11 of our Amended and Restated Bylaws. Finally, a shareholder or shareholder group making a nomination must comply with all applicable requirements of the Exchange Act, including providing a nominee's consent to being named in a proxy statement and to serve as a director if elected.

Other Corporate Governance Policies
We have put in place the following policies to facilitate governance:

•	Limitations on Public Company Board Service
For directors who are also active CEOs, the Board adopted a policy that a director shall serve on no more than three public company boards in total and for directors who are not active CEOs, no more than five public company boards in total.

•	Mandatory Retirement Age for Directors
We established 75 years old as the mandatory retirement age for directors, and provide that the mandatory retirement requirement will take effect as of the annual shareholders meeting following a director's 75th birthday.

•	Term Limits for Directors
The Board approved a maximum service term for directors of 15 years, effective as of May 10, 2006. The Board limited the application of this policy in the event it would force the retirement of more than 20% of the Board in any one year. In such cases, the Board will determine an appropriate waiver of the term limit requirement.

•	Changes in Director Qualifications
All directors are required to advise the Board of any material changes in their employment and professional engagements outside their service on the Board.

•	Stock Ownership
All directors are required to own shares of FEI's common stock with a fair market value equal to at least three times the annual base cash retainer for directors for the duration of their service, and our CEO is required to own shares of FEI's common stock with a fair market value equal to at least three times his or her annual base salary for the duration of his or her service. For purposes of these guidelines, 50% of the in-the-money value (the difference between the fair market value of the common stock underlying the stock options and the exercise price of the stock options) of stock options counts toward satisfying these guidelines. Each director and the CEO have until the later of: (i) September 15, 2014, and (ii) three years following the commencement of their service on the Board or as CEO, as applicable, to comply with these guidelines.

•	Ratification of the Selection of the Independent Registered Public Accounting Firm
FEI's independent registered public accounting firm is selected by the Audit Committee and FEI will seek approval, on an advisory basis, of the choice of independent registered public accounting firm from its shareholders.

•	Rotation of Independent Registered Public Accounting Firm
The performance of the independent registered public accounting firm of FEI shall be reviewed annually by the Audit Committee. FEI will assure the rotation of the lead audit partner on its audit team at intervals no greater than five years. The Audit Committee will, at least every five years (and such shorter period as it may choose), invite proposals for the audit work.

•	Director Orientation and Education
We provide a director orientation program for new directors covering matters relating to various aspects of FEI's business and governance. We encourage our directors to attend continuing director education programs and we pay the fees and expenses for attendance at these programs. Ms. Nachtsheim, Messrs. Bock (Board service terminated effective as of August 6, 2012), Kelly, Lobbezoo, Richardson and Wills and Drs. Kania and Parker attended one or more director education programs sponsored by well-known institutions during the period 2009 through 2012. In addition, Mr. Richardson was honored by the National Association of Corporate Directors (“NACD”) as a Board Leadership Fellow in 2011 and is a holder in good standing of a Certificate of Director Education issued by NACD.

Communications with the Board
The Board has adopted a process for shareholder communications with the Board and has selected Bradley J. Thies, Senior Vice President, General Counsel and Secretary, to act as FEI's contact person for shareholder communication directed to the Board. Mr. Thies will relay all relevant questions and messages from the shareholders of FEI to the specific director identified by the shareholder or, if no specific director is requested, to a director he selects. Mr. Thies can be reached at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, OR 97124-5793, and email messages may be sent to bod@fei.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation or removal. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason (none being presently known), the proxy holders will have discretionary authority to vote, pursuant to the proxy, for a suitable substitute or substitutes.

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the persons named in the following table for election as directors, each of whom is presently serving on our Board:

Name	Age(1)	Director Since

Homa Bahrami	57	2012
Arie Huijser	66	2011
Don R. Kania	58	2006
Thomas F. Kelly (Chair)	60	2003
Jan C. Lobbezoo	66	1999
Jami K. Nachtsheim	54	2012
Gerhard H. Parker	69	2001
James T. Richardson	65	2003
Richard H. Wills	58	2009
_________________________

(1)	As of the Record Date.

Homa Bahrami brings to the Board experience in organizational design and executive development for global enterprises. She has served as a director of FEI since February 2012. Dr. Bahrami is currently a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a Board Member of the Center for Teaching Excellence; both programs of Haas School where she had served on the faculty since 1986. Dr. Bharami is widely published in the area of organizational design, as well as organizational development challenges and trends in the high technology sector. Dr. Bahrami's extensive experience in organizational design and development aids the Board as it addresses FEI's recent growth. Further, the experience in these areas will also aid the Board as FEI continues to grow, whether organically or by acquisition. In addition, Dr. Bahrami's experience will assist the Board as FEI continues to develop its business unit structure and the organizational changes associated with that. Dr. Bahrami served as a director of FormFactor, Inc. from December 2004 through December 2010. She joined the board of directors of Fabrinet in August 2012. She received a B.A. degree with honors in Sociology & Social Administration from Hull University and an M.S. in Industrial Administration and a Ph.D. in Organizational Behavior from Aston University in the United Kingdom.

Arie Huijser brings to the Board a strong background as the senior technologist and member of the executive team of Koninklijke Philips Electronics N.V. (“Philips”), the global electronics and consumer products group. At the time of his retirement from Philips in 2006, Dr. Huijser was an Executive Vice President of Philips, its Chief Technology Officer and a member of its Management Board. In addition, he has a strong understanding of FEI based on his service from 2007 to 2011 on the Supervisory Board of our Dutch subsidiary. Dr. Huijser started his career at Philips in 1970 and held various positions in the Research Laboratories before becoming Chief Technology Officer for the consumer electronics division in 1991. He held several senior technology roles in various parts of Philips, including roles in the television division, the Philips Multimedia Center and the semiconductor group. While serving at Philips, Dr. Huijser was influential in the development of the recordable compact disc and in optical lithography, which led to the founding of ASML Holding N.V., the global semiconductor equipment manufacturer. As a Dutch national, Dr. Huijser brings to the Board his understanding of the Netherlands, where FEI operates a key development and manufacturing center. In addition, his deep experience in managing large R&D organizations is helpful to the Board's understanding of R&D management, which is an important function at FEI. Dr. Huijser holds a Bachelor of Science degree and Masters degree, both in Technical Physics from Eindhoven Technical University and a Ph.D. in Applied Physics from the University of Twente in the Netherlands.

Don R. Kania brings a wealth of business and technological experience to FEI. He has served as a director and our President and CEO since August 2006. Prior to coming to FEI, Dr. Kania held successively senior positions at Veeco Instruments Inc., a provider of metrology and process equipment solutions used by manufacturers in the data storage, semiconductor, wireless, lighting and solar industries. From July 2004 to July 2006, Dr. Kania was President and Chief Operating Officer of Veeco. From March 2003 to July 2004, Dr. Kania was President of that company. Prior to that, he was a Vice President and General Manager of Veeco's Metrology Group, and before that, Chief Technology Officer. Dr. Kania was heavily involved in Veeco's operations as well as mergers and acquisitions. Dr. Kania's experiences in nanotechnology and the capital equipment markets allow him to offer valuable knowledge and experience to the Board. Before entering private industry, Dr. Kania was a senior manager at Lawrence Livermore National Laboratory where he directed the Advanced Microtechnology Program and worked in data storage and semiconductor industry applications, including in areas served by FEI; these specific experiences are helpful to the Board's understanding of these markets and customer needs. In the early 1990's, Dr. Kania was also a Research Director at Crystallume, a manufacturer of thin film diamond coatings and a customer of FEI. Before that, he worked as a researcher in the U.S. Department of Energy's Los Alamos and Lawrence Livermore National Laboratories. Through these activities, Dr. Kania has gained an understanding of the needs of FEI's customers in the research market segment, which allows him to offer unique insights to the Board. Dr. Kania is on the Board of Trustees of the Oregon Health & Science University Foundation; on the Board of Trustees of Pacific University; on the North American Board of Directors of SEMI, a global industry association serving the manufacturing supply chains for the microelectronic, display and photovoltaic industries; and on the board of directors of American Science & Engineering, Inc., which designs state-of-the-art x-ray imaging tools for security screening. He holds B.S., M.S. and Ph.D. degrees in Physics and Engineering from the University of Michigan.

Thomas F. Kelly is a technology industry veteran and provides the Board with nearly 30 years' experience in finance and operations at software firms ranging in size from start-ups to companies with billions of dollars of revenue. He has served on the Board since 2003, and as the Chairman of the Board since May 2012. He currently works with Trident Capital, a venture capital and private equity firm focused on software, health care, information technologies and clean technologies. He recently joined the board of Fabrinet, a provider of precision optical, electro-mechanical and electronic manufacturing services. He served as a director of Epicor Software Corporation, an enterprise software company, from January 2000 until January 2009. From February 2008 to January 2009, Mr. Kelly also served as President and Chief Executive Officer of Epicor. From June 2006 until February 2008, Mr. Kelly served as Chief Executive Officer and President of MontaVista Software, a provider of Linux-based development software. He also chaired the board of that group from June 2006 until December 2009. Mr. Kelly was President and Chief Executive Officer of Encentuate, Inc., an enterprise software company in 2006. From September 2004 until December 2005, Mr. Kelly was an entrepreneur-in-residence with Trident Capital. From January 2001 to September 2004, Mr. Kelly was Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enabled personalized interaction across an enterprise's electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc., a provider of digital audio, video and high performance analog and mixed signal integrated circuits for consumer entertainment and industrial applications, as Executive Vice President and Chief Financial Officer, and then subsequently as Chief Operating Officer. Mr. Kelly held executive roles at Frame Technology Corporation, which was acquired by Adobe Systems, and also served as Chief Financial Officer at Cadence Design Systems. Mr. Kelly's diversity of business experience - as a chief executive officer, a chief operating officer and a chief financial officer - brings a range of perspectives to the Board. Moreover, Mr. Kelly's strong background in software businesses is helpful to the Board's understanding of FEI's product offerings which have increasing software content. In addition, Mr. Kelly's extensive finance and accounting experience make him well-suited for our Audit Committee. Mr. Kelly qualifies as an “audit committee financial expert” as defined in the SEC's rules and regulations. Mr. Kelly holds a B.S. degree in Economics from Santa Clara University.

Jan C. Lobbezoo brings to the Board significant international business and financial experience. He has served as a director of FEI since July 1999. Until December 2006, Mr. Lobbezoo was the Executive Vice President of Philips International B.V., with responsibility for financial oversight of several minority shareholdings of Philips and its affiliates. From May 1994 to September 2005, Mr. Lobbezoo was Executive Vice President and CFO of Philips Semiconductors International B.V. (now NXP Semiconductors). He joined Philips in 1970 and has served in a number of finance and control positions in Nigeria, South Africa and Scandinavia, as well as in the Netherlands. Mr. Lobbezoo is on the supervisory board of TMC B.V., a Dutch high-technology secondment services company, quoted on Amsterdam Alternext Stock Exchange. He is also a member of the Supervisory Board and Chairman of the Audit Committee of ASM International NV, a company which manufactures equipment and materials used to produce semiconductor devices, quoted on Euronext Amsterdam and NASDAQ stock exchanges. He was a member of the board of Taiwan Semiconductor Manufacturing Company (TSMC) for 12 years until 2007, and remains its advisor, specifically in the areas of U.S. corporate governance, international reporting and financial review. Mr. Lobbezoo's long experience in a senior finance role has been useful in particular in his service on the Audit Committee as he contributes significant finance and accounting knowledge to our Board. His experience as CFO of a major semiconductor manufacturer and as director of the world's largest semiconductor foundry is helpful to the Board for the insights he is able to provide into the electronics industry and customer needs. Mr. Lobbezoo's Dutch background is helpful in understanding cultural, organizational and other issues related to our workers in the Netherlands and in other areas of Europe. His other international experience, including his work in Asia, lends helpful perspective to the Board's deliberations on international issues. Mr. Lobbezoo's experience with U.S. GAAP and public company accounting is valuable to the Board's consideration of financial matters, and he qualifies as an “audit committee financial expert” as defined in the SEC's rules and regulations. Mr. Lobbezoo holds an M.A. degree in Business Economics from Erasmus University in Rotterdam, the Netherlands, and is a member of the Dutch Institute of Chartered Accountants (NIVRA).

Jami K. Nachtsheim brings to the Board extensive experience in bringing high technology products to market for large global enterprises, based on her experience as Intel Corporation's (“Intel”) Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing, a position she retired from in 2000. Ms. Nachtsheim has served as a director of FEI since February 2012. As FEI continues to drive market focus into the organization and expand the Company's served available market, Ms. Nachtsheim's marketing background will continue to be important to the Board. Similarly, her sales experience will provide valuable insights to the Board. Overall, Ms. Nachtsheim's international experience also provides useful insight to the Board's deliberations on a wide range of global business matters. Ms. Nachtsheim was a member of the board of directors of Southwall Technologies from March 2003 to November 2011. Ms. Nachtsheim also serves as a director of Affymetrix, a provider of scalable, innovative genomic analysis tolls and reagents. Ms. Nachtsheim holds a B.A. degree in Business Management from Arizona State University.

Gerhard H. Parker is widely respected in the semiconductor industry for his very successful 40-plus year career. He has served as a director of FEI since July 2001 and served as the Chairman of the Board from May 2009 to May 2012. Dr. Parker began his work in the semiconductor industry in 1969 at Intel and held successively senior positions with Intel until his retirement in 2001 as Executive Vice President of New Business Development. From 1991 to 1998, he was General Manager of the Manufacturing and Technology Group, where his responsibilities included technology development, systems manufacturing, components manufacturing and support functions at Intel. Prior to that, Dr. Parker was Manager of Technology Development, where he was instrumental in defining and managing Intel's highly successful technology development methodology and leadership strategy. Before that, Dr. Parker was Director of Quality Assurance and was responsible for establishing quality control and reliability engineering functions within the manufacturing operations. From his varied experiences at Intel, Dr. Parker brings to the Board deep manufacturing and operational experience that includes knowledge of the application of FEI's tools in the electronics market segment. In addition, Dr. Parker's long experience as a senior executive at a global Fortune 100 company contributes to the Board's consideration of a range of international business matters. He has valuable knowledge of the capital equipment business from his service on the board of Applied Materials, Inc. Dr. Parker is also a member of the board of Lattice Semiconductor Corporation. His service on other boards enables him to offer unique perspectives on strategy and governance to FEI. Mr. Parker holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from the California Institute of Technology.

James T. Richardson is a 30-year veteran of the high-tech sector and has served as Chief Financial and Administrative Officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue. He has served as a director of FEI since July 2003 and the Chairman of the Board from August 2006 to May 2009. Mr. Richardson served as Senior Vice President and Chief Financial Officer of the website analytics software firm, WebTrends Corporation, from July 1998 to May 2001. Prior to that, Mr. Richardson served from April 1994 to December 1998 as Senior Vice President of Corporate Operations and Chief Financial Officer of Network General, a security software company that merged with McAfee Associates Inc. in December 1997 to form Network Associates. Before Network General, from July 1992 to March 1994, Mr. Richardson served as Vice President of Finance and Administration and Chief Financial Officer of Logic Modeling Corporation, which merged with Synopsys Inc. in February 1994. Prior to that, he served as Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary of Advanced Logic Research from November 1989 to July 1992. ALR was a personal computer manufacturer. From 1977 to 1989, Mr. Richardson served in various positions with Floating Point Systems Inc., rising to the position of Vice President of Finance and Administration and Chief Financial Officer. Mr. Richardson's experience in senior finance roles at several public companies is valuable to the Board's consideration of financial matters, and he qualifies as an “audit committee financial expert” as defined in the SEC's rules and regulations. His finance experience and leadership skills also enable him to make valuable contributions to our Audit Committee on which he serves as Chair. In addition, Mr. Richardson's strong experience with software companies is helpful to the Board's deliberations regarding new technologies as software is increasingly important to FEI's business and strategy. Mr. Richardson currently serves as lead independent director of the board of directors of Digimarc Corporation, a supplier of secure personal identification systems. His work with other boards and his significant experience in corporate governance and administration, including his certification as Board Leadership Fellow by the National Association of Corporate Directors, offers helpful experience to the Board. Mr. Richardson received a B.A. degree in Finance and Accounting from Lewis & Clark College, an M.B.A. degree from the University of Portland and a J.D. degree from Lewis & Clark Law School.

Richard H. Wills brings extensive experience in marketing, product development and product line management, coupled with a global perspective, to the Board. He has served as a director of FEI since February 2009. Mr. Wills joined Tektronix, an Oregon based company, in 1979 and held a variety of positions, including key international roles, during his tenure there. In 1993 and 1994, he held the position of Worldwide Director of Marketing for the Measurement Business Division. During these years, his team started building a foundation for more extensive global marketing. His team established marketing centers in Europe, the Pacific and the U.S., and improved linkages with Japan and the rest of the world. In 1997, he was named President of European Operations, where he was responsible for all European activities, including sales, marketing, manufacturing and logistics. As President of European Operations, he was charged with building Tektronix's sales and marketing presence in Europe, the company's largest market outside the United States. Mr. Wills moved to the European post from his role as the company's President of the Americas Operations, one of the three operational units established by Tektronix to accelerate growth in key international markets. In January 2000, he was named President and Chief Executive Officer of the company and was elected to its board of directors. In September 2001, he was elected Chairman of the Board. Tektronix was acquired by Danaher Corporation, a leading diversified industrial company, in late 2007. Mr. Wills remained Chairman of Tektronix until June 2008. Mr. Wills' recent experience as Chief Executive Officer of a substantial capital equipment manufacturer brings a valuable perspective to the Board. His positions in sales and marketing are helpful to consideration of those issues, as is his international experience. His operations background also adds to the Board's understanding of operational and manufacturing issues. Prior to joining Tektronix, Mr. Wills spent six years in the U.S. Air Force in various assignments in the United States and Europe. Mr. Wills holds a degree in Computer Systems from Linfield College and an M.B.A. from the University of Oregon.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board met eleven times during 2012. During 2012, no current director who served on the Board in 2012 attended fewer than 75% of the meetings of the Board and any committees of which the director was a member. The Board encourages attendance of Board members at our annual meeting of shareholders. Nine directors attended the 2012 annual meeting.

Committees of the Board
The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. Throughout 2012, the standing committees of our Board were the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Our Board has determined that all of our standing committees consist only of independent directors as prescribed by the rules and regulations of the NASDAQ Global Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. Charters for each committee are available on our website, free of charge, at http://www.fei.com. You can also receive a copy of each of the charters, free of charge, by sending a request to: Attn: Secretary, FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793 or calling us at 503-726-7500.

The following table shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Nominating and Governance Committee
James T. Richardson (Chair)	Jami Nachtsheim (Chair)	Arie Huijser (Chair)
Jan C. Lobbezoo	Jan C. Lobbezoo	Thomas F. Kelly
Homa Bahrami	Richard H. Wills	Gerhard H. Parker
Richard H. Wills

Audit Committee
The Audit Committee's responsibilities and authorities include, but are not limited to, the following general categories: (i) processes, controls and risk management; (ii) engagement and review of the work of the independent registered public accountants; and (iii) review of reports submitted to the SEC and other disclosure made by us. The Audit Committee met eight times in 2012.

Compensation Committee
The Compensation Committee determines compensation for our executive officers, administers our stock incentive plans and ESPP, reviews and makes recommendations to the Board regarding non-employee director compensation and addresses general compensation issues for the Board. The Compensation Committee makes executive compensation decisions based on information from a variety of sources, including management, outside consultants, outside counsel, information generally available and from the experience of the individual members of the Compensation Committee. The Compensation Committee met six times in 2012.

Nominating and Governance Committee
The Nominating and Governance Committee reviews qualifications and makes recommendations to the Board concerning nominees to the Board and committee appointments. The committee also oversees governance and Board membership matters. The Nominating and Governance Committee met four times in 2012.

Nominees for election at the 2013 annual meeting were recommended to our Board by various sources, including our outside directors, advisors and other referral sources.

DIRECTOR COMPENSATION

Background
We aim to pay directors compensation that is consistent with what other similarly-situated companies pay. We use various sources to gain information about director compensation, including benchmarking against other companies and broad-based national compensation director surveys, as well as the experience of our directors who serve on other boards. We also adjust our compensation to account for individual roles and committee assignments, including ad hoc committees and special assignments. We compensate directors with cash and equity. Following is a summary of payments under each of those components.

Fees Earned or Paid in Cash
Cash payments to non-employee directors for 2013 will be made as follows:

•	Annual retainer: $40,000

•	Chairman of the Board: $50,000 annually (in addition to the annual retainer)

•	Board meeting fees: $1,500 per meeting attended, whether attended in-person or by phone

•	Annual committee chairman fees:

-	$5,000 for Nominating and Governance Committee

-	$7,000 for Compensation Committee

-	$12,000 for Audit Committee

•	Committee meeting fees: $1,000 per meeting attended, whether attended in-person or by phone

•	Ad-hoc committee meeting fees: If an ad-hoc committee of the Board meets more than once, $1,000 per meeting attended, whether attended in-person or by phone.

All amounts are paid quarterly. There is no pro-rating for service for less than a full quarter; service on any committee for part of a quarter is treated the same as an entire quarter. On occasion, non-committee members are invited to attend committee meetings and may be paid fees for such attendance. All directors were reimbursed in 2012 for reasonable expenses incurred in connection with attending meetings.

Equity Compensation
Each new non-employee director receives 5,000 RSUs upon becoming a director. Each continuing non-employee director receives 1,500 RSUs and options to purchase 3,000 shares of our common stock on the date of each annual meeting beginning the year subsequent to the year in which such person became a non-employee director.

On November 14, 2012, the Board approved an amendment to FEI's 1995 Stock Incentive Plan that, if approved by the shareholders, will change the equity compensation of the non-employee directors as follows:

•
The initial equity grant for new non-employee directors will be a fixed value grant of RSU's with a value of $200,000. The value of the grant will be based on the simple average trading price of FEI's common stock during the full fiscal quarter preceding the quarter in which the director is appointed to the Board.

•
The annual automatic equity grant for continuing non-employee directors, comprised equally in value of RSUs and stock options, will be a fixed value grant with a value of $125,000. The value of the grant will be based on the simple average trading price of FEI's common stock during the full fiscal quarter preceding the date of grant.

This amendment is described in more detail in the section entitled “Proposal No. 2 - Amendment to 1995 Stock Incentive Plan.” If approved, the amendments relating to director equity compensation will be effective as of January 1, 2013.

Director Compensation Table
The following table describes the compensation paid or accrued by FEI to individuals who were non-employee directors for the fiscal year ended December 31, 2012. Dr. Kania serves as both a director and an executive officer; he is omitted from this table as he did not receive any additional compensation for services provided as a director.

DIRECTOR COMPENSATION
For Fiscal Year Ended 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)

Homa Bahrami	47,500	223,900	—	271,400
Lawrence A. Bock(2)	36,161	—	—	36,161
Arie Huijser	51,173	68,895	55,310	175,378
Thomas F. Kelly	76,597	68,895	55,310	200,802
Jan C. Lobbezoo	58,000	68,895	55,310	182,205
Jami K. Nachtsheim	51,619	223,900	—	275,519
Gerhard H. Parker	63,615	68,895	55,310	187,820
James T. Richardson	61,615	68,895	55,310	185,820
Richard H. Wills	57,558	68,895	55,310	181,763
_________________

(1)
Amounts represent the aggregate grant date fair value of stock and option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. At fiscal year-end, each director had aggregate option awards to purchase shares and outstanding RSUs as follows:

Name	Outstanding Option Awards (#)	Outstanding Stock Awards (#)

Homa Bahrami	—	5,000
Arie Huijser	3,000	5,250
Thomas F. Kelly	29,000	3,375
Jan C. Lobbezoo	30,900	3,375
Jami K. Nachtsheim	—	5,000
Gerhard H. Parker	24,000	3,375
James T. Richardson	24,000	3,375
Richard H. Wills	9,000	4,000

(2)	Board service terminated effective as of August 6, 2012.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that the shareholders vote FOR
the slate of nominees named in this proxy statement.

PROPOSAL NO. 2
AMENDMENT TO 1995 STOCK INCENTIVE PLAN

We maintain our 1995 Stock Incentive Plan for the benefit of our employees, officers and directors and others who provide services to FEI. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and directors and to provide an incentive for them to exert their best efforts on behalf of FEI.

We propose to amend the plan: (i) to increase the number of shares of our common stock reserved for issuance under the plan by 250,000 shares, and (ii) to change the terms of the initial equity grants to new non-employee directors and the annual automatic equity grants to continuing non-employee directors. We are not proposing to amend the plan in any other way under this Proposal No. 2.

We are asking our shareholders to approve these amendments to the plan so that we can continue to use the plan to achieve our goals, including the ability to attract and retain employees and non-employee directors, and encourage stock ownership on the part of our employees. Our Board unanimously approved these amendments on February 13, 2013, subject to approval of our shareholders at the annual meeting. Approval of the amended plan requires the affirmative vote of a majority of the shares of our common stock that are present in person or by proxy at the annual meeting and entitled to vote on this matter. If the shareholders approve the amended and restated plan, it will replace the current version of the plan. Otherwise, the current version of the plan will remain in effect.

The following is a summary of the amendments being proposed for shareholder approval:

•
The shareholders are being asked to approve an increase to the number of shares of our common stock reserved for issuance under the plan by 250,000 shares. The Compensation Committee and the Board believes that this increase is reasonable for the following reasons:

-
The increase will allow FEI to make continued equity grants as necessary in order to attract and retain key talent. Increasing the number of shares authorized for issuance under the plan is important to our continued success, especially in light of the improving economy and FEI's growth. If we are unable to make equity grants to existing employees or potential new hires and employees gained through possible acquisitions, we will be put at a significant competitive disadvantage as compared to our peers. The Compensation Committee's and the Board's general approach has been to refresh the plan annually with small amounts rather than seek larger amounts every few years. In setting the amount of the increase for which shareholder approval is being sought, the Compensation Committee and the Board considered the historical amount of equity awards granted by FEI in the past two years and the number of equity awards granted by FEI in 2013 to date. In 2011 and 2012, FEI granted equity awards representing a total of approximately 696,294 and 612,959 shares, respectively, and 57,623 shares in 2013 to date as of February 13, 2013.

-
Our burn rate and total overhang are reasonable compared to our peers. FEI's annual burn rate (grants divided by outstanding shares) was approximately three percent in both 2011 and 2012. FEI's total overhang (outstanding equity awards plus remaining shares available for grant divided by outstanding shares) was approximately 9.9% as of January 31, 2013. We believe that our burn rate and total overhang are reasonable with respect to the median burn rate and median total overhang of our peer group companies. Thus, the Compensation Committee and the Board believes the 250,000 shares for which shareholder approval is being sought represents an appropriate increase at this time.

-	Polices of proxy advisory services considered. The Compensation Committee reviewed the policies of the prominent proxy advisory firms and determined that the increase is consistent with such policies.

•
The shareholders are also being asked to approve an amendment to change the terms of the initial equity grants to new non-employee directors and the annual automatic equity grants to continuing non-employee directors. Specifically, if approved, each new non-employee director will be automatically granted, on the date such person first becomes a director, RSUs equal to that number of shares of our common stock determined by dividing $200,000 by the simple average closing price of our common stock during the full fiscal quarter preceding the quarter in which the non-employee director is appointed to the Board. These RSUs will vest 25% per year beginning on the anniversary of the date the person became a director. In addition, each continuing non-employee director, in each year subsequent to the year in which such person became a director, will be automatically granted (a) RSUs equal to that number of shares of our common stock determined by dividing $62,500 by the simple average closing price of our common stock during the full fiscal quarter preceding the quarter in which the grant is made (the “Average Stock Price”), and (b) options to purchase a number of shares of our common stock with the value of such options equal to $62,500 based upon the Average Stock Price. These RSUs and stock options will fully vest on April 30 of the year following the grant date. We are proposing this amendment because the Compensation Committee believes that using a “fixed value” equity grant approach rather than a fixed number of shares approach will help offset fluctuations in annual value of the grants due to stock price volatility. This is consistent with our review and analysis of information provided by Compensia, Inc. (“Compensia”), the Compensation Committee's independent compensation consultant, of current trends and compensation practices of our peer group companies and further reinforces our overall aim to align our director compensation to the 50th percentile of industry peers.

The following paragraphs provide a summary of the principal features of the current plan and the changes to the plan under the proposed amendments. The current version of our plan is available as an exhibit to a Current Report on Form 8-K filed with the SEC on May 14, 2012. The proposed amendments from this Proposal No. 2 are set forth in the amended and restated plan attached as Appendix A to this Proxy Statement. The summary is qualified in its entirety by reference to the current plan and Appendix A.

Description of the 1995 Stock Incentive Plan

General
The purpose of the plan is to enable FEI to attract and retain the services of (i) select employees, officers and directors; and (ii) select non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI's products and independent contractors of FEI or any subsidiary. We provide these incentives through the grant of stock options, stock appreciation rights (“SARs”), stock bonuses, restricted stock, RSUs, cash bonus rights or performance units.

Eligibility
Eligible participants include employees, officers and directors of FEI and non-employee agents, consultants, advisors, persons involved in the sale or distribution of FEI's products and independent contractors of FEI or any subsidiary. As of the Record Date, there were approximately 2,497 employees and directors eligible to participate. As of that date, we had approximately 724 employees and directors participating in the plan, and no participants from any of the other eligible groups of participants.

Administration
The Board is authorized to administer the plan and may promulgate rules and regulations for the operation of the plan. The Board has delegated authority to administer the plan to the Compensation Committee. Only the Board, however, may amend, modify or terminate the plan. The Compensation Committee has the power to determine the terms of the awards, including the individuals to whom awards will be made, the amount of the awards and such other terms and conditions of the awards. Additionally, the Compensation Committee makes all other determinations necessary or advisable for the administration of the plan, including interpreting the plan and any award agreements under the plan. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m), approves such grants and the performance goals for any performance period. In the case of awards granted to certain executive officers that require the achievement of specified performance goals following the completion of the performance period, the Compensation Committee will certify, to the extent required by Section 162(m), in writing whether, and to what extent, the performance goals for the performance period have been achieved. Options intended to be tax-favored incentive stock options may no longer be granted under the 1995 Stock Incentive Plan.

Share Reserve
Currently, 10,750,000 shares of our common stock are reserved for issuance under the plan. If the shareholders approve Proposal No. 2, a total of 11,000,000 shares will be reserved for issuance under the plan. As of the Record Date, 1,691,987 shares were subject to outstanding awards granted under the plan, and 2,026,097 shares remained available for any new awards to be granted in the future. As stated in our Current Report on Form 8-K filed with the SEC on July 27, 2006, we have reduced the number of shares available for grant under the plan by 175,000 because grants of 75,000 RSUs and 100,000 options were made outside the plan in connection with the hiring of our current President and CEO. The shares issued under the plan may be authorized and unissued shares or reacquired shares. If an option, SAR, RSU or performance unit granted under the plan expires, terminates or is cancelled, the unissued shares subject to such option, SAR, RSU or performance unit shall again be available under the plan. If shares sold or awarded as a bonus under the plan are forfeited to FEI or repurchased by FEI, the number of shares forfeited or repurchased shall again be available under the plan.

The plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares that can be issued to any one individual in any calendar year pursuant to options and SARs is 250,000, provided that such limit is 200,000 in the individual's first calendar year of service. The maximum number of shares that can be issued to any one individual in any calendar year pursuant to restricted stock, stock bonuses and RSUs is 75,000. With respect to performance units, an individual may not be granted performance units in any calendar year having an initial value greater than $2.0 million.

Term of Plan
The plan will continue until all shares available for issuance under the plan have been issued and all restrictions on such shares have lapsed. The Board may suspend or terminate the plan at any time.

Stock Options
The Compensation Committee determines:

•	the persons to whom options are granted;

•	the option price;

•	the number of shares to be covered by each option;

•	the term of each option;

•	the times at which options may be exercised; and

•	whether the option is an incentive stock option or a nonqualified stock option (except that no future incentive stock options may be granted under the plan).

The Compensation Committee determines the exercise price of options under the plan, provided that with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and all incentive stock options, the option price cannot be less than the fair market value of our common stock on the date of grant. Although we have granted incentive stock options under the plan in the past, we have no plans to do so in the future and cannot do so under the current plan. Historically, incentive stock option grants were subject to several restrictions, including limitations on pricing and on award amounts per year. Currently, no employee may be granted options or SARs under the plan for more than 200,000 shares in connection with the hiring of the employee or 250,000 shares in any subsequent year.

Options granted under the plan generally continue in effect for the term fixed by the Compensation Committee. Recently, option grants have had seven-year terms. Older grants had ten-year terms. However, the term of an incentive stock option could not exceed ten years from the date of grant, unless the optionee owned more than 10% of our combined voting power and then the term could not exceed five years. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. Options generally are nontransferable except upon the death of a holder. Options generally may be exercised only while an optionee is employed by or in the service of FEI or a subsidiary or within 12 months following termination of employment or service by reason of death or disability or 30 days following termination for any other reason. In the event of the death of an optionee, all outstanding options held by the optionee generally will become fully vested. The Compensation Committee may extend the exercise period of any nonqualified stock option for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number of shares underlying the option. The purchase price for each share purchased on the exercise of options (together with applicable withholding taxes) must be paid in the manner permitted by the Compensation Committee, which may include:

•	cash, including cash that may be the proceeds of a loan from us (other than to executive officers);

•	shares of our common stock valued at fair market value;

•	restricted stock;

•	performance units or other contingent awards denominated in either stock or cash;

•	promissory notes (other than to executive officers);

•	net exercise; or

•	other forms of consideration, as determined by the Compensation Committee.

Upon exercise of an option, the number of shares subject to the option and the number of shares available under the plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Automatic Equity Grants to Non-Employee Directors
Presently, each individual who is a non-employee director receives 5,000 RSUs upon becoming a non-employee director. These RSUs vest 25% per year beginning on the anniversary of the date the person became a director, until fully vested. In addition, each non-employee director receives an annual automatic grant of 1,500 RSUs and options to purchase 3,000 shares of our common stock in each calendar year subsequent to the year in which such person became a non-employee director on the date of each annual meeting of shareholders, provided the non-employee director continues in that capacity as of that date. Annual RSU and option grants made to non-employee directors will fully vest on April 30 in the year following the grant date.

If Proposal No. 2 is approved by the shareholders, (a) the initial grant of 5,000 RSUs will be replaced with a grant of RSUs equal to that number of shares of our common stock determined by dividing $200,000 by the simple average closing price of our common stock during the full fiscal quarter preceding the quarter in which the non-employee director is appointed to the Board; and (b) the annual automatic grant of 1,500 RSUs and options to purchase 3,000 shares of our common stock will be replaced with an annual automatic grant of (1) RSUs equal to that number of shares of our common stock determined by dividing $62,500 by the Average Stock Price, and (2) options to purchase a number of shares of our common stock with the value of such options equal to $62,500 based upon the Average Stock Price. The vesting schedule of these grants to non-employee directors will not change.

If a non-employee director ceases to be a director due to death, 100% of the unvested portion of his or her RSUs and stock options will vest on the date of death. If there is a change of control transaction (such as a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which FEI or a subsidiary is a party or a sale of all or substantially all of FEI's assets), 100% of the unvested portion of his or her RSUs and stock options will vest immediately prior to such event. Further, if a non-employee director retires on or after his or her 70th birthday, 100% of the unvested portion of his or her RSUs and stock options will vest on the date of retirement.

Stock Appreciation Rights
SARs may be granted under the plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the plan. A SAR gives the holder the right to receive payment from us of an amount equal in value to the excess of the fair market value on the date of exercise of a share of our common stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

A SAR is exercisable only at the time or times established by the Compensation Committee. If a SAR is granted in connection with an option, the following rules apply: (1) it is exercisable only to the extent and on the same conditions that the related option is exercisable; (2) it is exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) it may be for no more than 100% of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon its exercise, the option or portion thereof to which the SAR relates terminates; and (5) upon exercise of the option, the related SAR or portion thereof terminates. Payment by us upon exercise of a SAR may be made in our common stock valued at its fair market value, cash, or partly in stock and partly in cash, as determined by the Compensation Committee.

The Compensation Committee may withdraw any SAR granted under the plan at any time and may impose any condition upon the exercise of a SAR. The Compensation Committee also may adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the plan.

Stock Bonus Awards
The Compensation Committee may award shares of our common stock as a stock bonus under the plan. The Compensation Committee may determine the persons who receive such awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Compensation Committee at the time the stock is awarded. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the plan shall be reduced by the number of shares issued.

Restricted Stock
Under the plan, the Compensation Committee may issue restricted stock to such persons and in such amounts as it determines. The Compensation Committee will also set the terms and restrictions of the grant, including restrictions concerning transferability, repurchase by FEI and forfeiture of the shares issued. Participants are required to pay any applicable federal, state or local tax withholdings. Upon the issuance of restricted stock, the number of shares reserved for issuance under the plan shall be reduced by the number of shares issued.

Restricted Stock Units
The Compensation Committee may also award RSUs under the plan. Each RSU represents a bookkeeping entry amount equal to the fair market value of one share of common stock of FEI. The terms and conditions of the award, including number of RSUs granted, vesting, payout and transfer restrictions are specified in an RSU award agreement between FEI and the participant. The Compensation Committee sets vesting criteria that determine the number of RSUs that are paid out. The vesting criteria may be based upon company-wide, business unit or individual performance (including continued employment) or any other basis. Upon vesting, participants are entitled to receive a payout as specified in the award agreement, although the Compensation Committee has discretion to reduce or waive any vesting criteria.

Earned RSUs may be paid in cash, shares of common stock or a combination thereof. Unearned RSUs are forfeited to FEI. Shares of common stock represented by RSUs that are fully paid in cash will again be available for grant under the plan. Shares of common stock represented by RSUs that are used to satisfy tax withholding obligations on vested RSUs may again be available for grant under the plan at FEI's discretion. We may use different methods to satisfy any applicable federal, state or local tax withholding requirements of a participant, including withholding the economic value represented by an appropriate portion of the RSU award, making cash demand or by withholding appropriate amounts of securities or cash due the participant from FEI.

Cash Bonus Rights
The Compensation Committee may grant cash bonus rights under the plan in connection with: (1) options granted or previously granted; (2) SARs granted or previously granted; (3) stock bonuses awarded or previously awarded; and (4) shares sold or previously sold under the plan. Bonus rights may be used to provide cash to employees for the payment of taxes in connection with awards under the plan.

Performance Units
The Compensation Committee may grant performance units consisting of monetary units that may be earned in whole or in part if we achieve goals established by the Compensation Committee over a designated period of time not to exceed ten years. Payment of an award earned may be in cash or stock or both, and may be made when earned, or vested and deferred, as the Compensation Committee determines.

Foreign Qualified Grants
Awards under the plan may be granted to eligible persons residing in foreign jurisdictions. The Compensation Committee may adopt supplements to the plan required to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under those laws, but no award may be granted under any supplement with terms that are more beneficial to the participants than the terms permitted by the plan.

Performance Goals
Under Section 162(m), the annual compensation paid to our CEO and to each of our other three most highly-compensated executive officers (other than the CFO) may not be deductible to the extent it exceeds $1.0 million in any year. However, we are able to preserve the deductibility of compensation in excess of $1.0 million if the conditions of Section 162(m) are met. These conditions include (among other things) shareholder approval of the amended and restated plan, setting limits on the number of awards that any individual may receive and for awards other than options, establishing performance criteria that must be met before the award actually will vest or be paid.

Our plan is intended to permit (but not require) us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Compensation Committee (in its discretion) may make performance goals applicable to an individual with respect to an award. At the Compensation Committee's discretion, one or more of the following performance goals may apply (all of which are defined in the plan): (a) operating income, (b) pretax income, and (c) return on sales. The performance goals may differ from individual to individual and from award to award. If the shareholders approve the amended plan, the Compensation Committee, in its discretion, may apply one or more of the following performance goals: (a) assets or invested capital, (b) bookings, (c) cash flow, (d) customer satisfaction, (e) earnings per share, (f) improvement in cash-to-cash cycle, (g) margin, (h) market share, (i) net income, (j) net income as a percentage of revenue, (k) operating income, (l) product development and quality, (m) profit, (n) return on assets, (o) return on equity, (p) return on invested capital, (q) revenue, (r) revenue in new products or markets, (s) success of new acquisitions as measured by sales, margins, net income or other measures, and (t) total shareholder return.

The Compensation Committee has flexibility to apply the performance goals in a variety of ways, including, but not limited to, (1) in absolute terms, (2) in relative terms (including, but not limited to, against the passage of time, against other performance metrics or against another company or companies), (3) on a per-share basis, (4) against the performance of FEI as a whole or a business unit of FEI, (5) on a pre-tax or after-tax basis, (6) by excluding or including various elements (for example, the effect of mergers and acquisitions), and (7) on a GAAP or non-GAAP basis. The Compensation Committee shall determine whether any significant elements shall be included in or excluded from the calculation of any performance goal.

Changes in Capital Structure
If shares of our outstanding common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FEI or of another corporation by reason of any recapitalization, stock split or other specified transactions, the Compensation Committee will make appropriate adjustment to the number and kind of shares available for awards under the plan (including, but not limited to, the per-person limits on grants and the number of RSUs automatically granted to directors). If we are a party to a change of control transaction involving a merger, consolidation or plan of exchange or we sell all or substantially all of our assets, the Compensation Committee may select one of the following alternatives for treating outstanding options under the plan:

•	outstanding options will remain in effect in accordance with their terms;

•	outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the transaction; or

•
a 30-day period before the completion of the transaction will be provided during which outstanding options will be exercisable to the extent exercisable and, upon the expiration of the 30-day period, all unexercised options immediately will terminate. The Compensation Committee may accelerate the exercisability of options so that they are exercisable in full during the 30-day period.

Equity grants to non-employee directors accelerate fully just prior to consummation of a change of control transaction. Certain executive officers have contractual rights for equity acceleration upon a change of control. If FEI is dissolved, options will be treated as described in the third alternative listed above.

Amendment and Termination of the Plan
The Board generally may amend, suspend or terminate the plan at any time and for any reason. However, except as otherwise provided in the plan, no amendment to an outstanding award may be made without the holder's consent. In addition, the termination of the plan will not affect any outstanding options, right of repurchase or forfeitability of shares issued under the plan.

No Repricing
Without the prior approval of its shareholders, FEI will not reprice stock options granted under the plan or replace them with stock awards or cash or re-grant them through cancellation or through lowering the exercise price.

Awards Granted to Certain Individuals and Groups
The number of options, SARs, RSUs, restricted stock amounts or other grants that an individual may receive under the plan is at the discretion of the Compensation Committee and therefore, cannot be determined in advance. Our named executive officers and directors have an interest in this proposal by virtue of their being eligible to receive awards under the plan.

The following table sets forth the aggregate number of shares subject to RSUs and the aggregate number of stock options granted to the named executive officers, directors and certain other persons or groups of people under the plan in 2012.

Name and Position	RSUs (#)	Options (#)

Don R. Kania, President, CEO and Director	30,388	60,776
Raymond A. Link, Executive Vice President and CFO	9,192	18,396
Benjamin Loh, Executive Vice President, Global Business Operations(1)	9,536	19,076
Bradley J. Thies, Senior Vice President, General Counsel and Secretary	7,148	14,308
Homa Bahrami, Director	5,000	—
Lawrence A. Bock, Director(2)	1,500	3,000
Arie Huijser, Director	1,500	3,000
Thomas F. Kelly, Director	1,500	3,000
Jan C. Lobbezoo, Director	1,500	3,000
Jami K. Nachtsheim, Director	5,000	—
Gerhard H. Parker, Director	1,500	3,000
James T. Richardson, Director	1,500	3,000
Richard H. Wills, Director	1,500	3,000
All Current Executive Officers as a Group (4 people)	56,264	112,556
All Non-Executive Officer Directors as a Group (9 people)(3)	20,500	21,000
All Non-Executive Officer Employees as a Group (approximately 2,477 people)	307,281	95,358
______________________

(1)	Mr. Loh was promoted to Executive Vice President and Chief Operating Officer in January 2013.

(2)	Board service terminated effective as of August 6, 2012.

(3)	This figure includes the equity awards made to Mr. Bock whose Board service terminated effective as of August 6, 2012.

U.S. Tax Consequences
The following summary is intended only as a general guide to the U.S. federal tax consequences of participation in the plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Tax consequences for any particular individual may be different.

Incentive Stock Options. Some options granted under the plan were intended to qualify as incentive stock options for U.S. federal income tax purposes, although FEI has not granted options as incentive stock options in recent years and we cannot make additional incentive stock option grants under the plan. An optionee will recognize no income upon grant or upon a proper exercise of the incentive stock option (except for purposes of the alternative minimum tax) under current tax law. If an employee exercises an incentive stock option and disposes of the option shares more than two years following the date of grant and more than one year following the date of exercise, any gain or loss realized on subsequent disposition of the shares will be treated as capital gain or loss. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period (referred to as a “disqualifying disposition”), any amount realized will be taxable as ordinary compensation income in the year of the disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. We will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. On any disqualifying disposition by an employee, we generally will be entitled to a deduction to the extent the employee realized ordinary income.

Nonqualified Stock Options and Stock Appreciation Rights. Other awards authorized to be granted under the plan are nonqualified stock options and SARs. Under federal income tax law now in effect, no income is realized by the grantee of a nonqualified stock option with an exercise price equal to the fair market value on the date of grant or SAR until the option or right is exercised. At the time of exercise of a nonqualified stock option or SAR, the optionee will realize ordinary compensation income and we generally will be entitled to a deduction in an amount by which the market value of the shares (and any cash) subject to the option or right at the time of exercise exceeds the exercise price. We are required to withhold taxes from the income amount for grantees who were employees at the time of grant. As a result of IRC Section 409A and the Treasury regulations promulgated thereunder (“Section 409A”), however, nonqualified stock options granted with an exercise price below the fair market value of the underlying stock (that were not vested as of December 31, 2004) may be taxable to the grantee in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such awards and may be subject to an additional 20% tax plus penalties and interest (in addition to any state taxes imposed as a result of state laws similar to Section 409A). On the sale or other disposition of shares acquired upon exercise of a nonqualified stock option or SAR, any additional gain or loss will be taxable as capital gain or loss.

Restricted Stock, Restricted Stock Unit Awards and Other Awards. For other awards granted under the plan that are payable either in cash or shares of common stock and that are either transferable or not subject to a substantial risk of forfeiture, the holder of such an award generally must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received determined as of the date of such receipt, over (b) the amount (if any) paid for such shares of common stock by the holder of the award, and FEI will be entitled at that time to a deduction for the same amount. If the participant is an employee, such ordinary income is subject to tax withholdings.

For restricted stock, RSUs and other awards that are payable in shares that have a restriction on transfer and carry a substantial risk of forfeiture (such as a vesting contingency), the tax treatment is as follows. The holder of the award generally will recognize ordinary income equal to the fair market value of the shares determined as of the first time the shares become freely transferable or are no longer subject to a substantial risk of forfeiture, whichever occurs first, less the price paid, if any. FEI is entitled at that time to a tax deduction for the same amount. In certain cases, participants may make a special election under the IRC at the time of grant to treat an award as though it were not subject to risk of forfeiture and thereby accelerate the date of income recognition. If the participant is or was an employee at the time of grant, such ordinary income is subject to tax withholdings.

Section 409A. Section 409A provides certain requirements on nonqualified deferred compensation arrangements. These include new requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual's distribution commence no earlier than six months after such officer's separation from service.

Awards granted under the plan with a deferral feature generally will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal tax (in addition to any state taxes imposed as a result of state laws similar to Section 409A) on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON GRANTEES AND FEI WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A GRANTEE'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE GRANTEE MAY RESIDE.

Section 162(m). Section 162(m) limits the amount that we may deduct for compensation paid to our CEO and to each of our three most highly compensated officers (other than the CFO) in any year to $1.0 million per person. However, the plan is intended to permit (but not require) the Compensation Committee to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting FEI to receive a federal income tax deduction in connection with such awards.

Application of Section 16 of the Exchange Act. Special rules may apply in the case of individuals subject to Section 16 of the Securities Exchange Act of 1934. In particular, unless a special election is made pursuant to the IRC, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of FEI's tax deduction, are determined as of the end of such period.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that the shareholders vote FOR the amendments to the FEI 1995 Stock Incentive Plan.

PROPOSAL NO. 3
AMENDMENT TO EMPLOYEE SHARE PURCHASE PLAN

We maintain an employee share purchase plan for the benefit of our employees. The Board believes the availability of stock incentives is an important factor in our ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on our behalf. As of the Record Date, out of a total of 3,700,000 shares reserved for issuance under FEI's Employee Share Purchase Plan (“ESPP”), 824,739 shares remained available for purchase. Accordingly, on February 13, 2013, the Board approved an amendment to the plan, subject to shareholder approval, to reserve an additional 250,000 shares of common stock for issuance pursuant to the plan, thus increasing the total number of shares reserved for issuance under the plan from 3,700,000 to 3,950,000 shares.

In setting the amount of the increase for which shareholder approval is being sought, the Board considered the historical number of shares purchased under the ESPP in the past two years and the additional expected number of shares to be purchased under the ESPP as of May 31, 2013. In 2011 and 2012, 211,756 and 194,857 shares, respectively, were purchased under the ESPP and the Board expects approximately an additional 100,000 shares to be purchased under the ESPP as of May 31, 2013. The Compensation Committee also reviewed the proposed increase with regards to the policies of the prominent proxy advisory firms and determined that the increase is consistent with such policies.

Key provisions of the ESPP are described below. The summary below is qualified in its entirety by reference to the plan. The current version of the ESPP is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 14, 2012.

Description of the Employee Share Purchase Plan

Eligibility
Except as described below, all full-time employees of FEI and certain designated subsidiaries (including employees who are officers of FEI and certain designated subsidiaries), approximately 2,347 persons in total, are eligible to participate in the plan as of the Record Date. Any employee who owns or would be deemed to own 5% or more of the voting power or value of all classes of our stock is ineligible to participate in the plan.

Plan Offerings and Purchase of Shares
The plan is implemented by offering periods of approximately six months' duration commencing on or about June 1 and December 1 of each year and ending on the last day of the following November and May, respectively. On the first trading day of each offering period, known as the “offering date,” each eligible employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the offering period, or the “purchase date.”

The plan does not permit an employee to purchase more than 500 shares during any offering period or, during any calendar year, permit an employee to purchase shares under the plan to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the offering date). Each eligible employee may elect to participate in the plan by filing a subscription and payroll deduction authorization no later than the deadline specified by FEI. A participant may amend his or her payroll deduction authorization once during any offering period to reduce the amount of future payroll deductions. Shares may be purchased under the plan only through payroll deductions of not more than 15% of an employee's base pay plus commissions. On the purchase date, the amounts withheld will be applied to purchase our shares for the employee. The purchase price will be the lesser of 85% of the closing market price of our common stock on the first day or the last day of the offering period. For future offering periods, the Compensation Committee may choose to use a higher (but not lower) price for shares.

An employee may terminate participation in the plan by written notice to us at least ten days before the purchase date. The employee will then receive all funds withheld from his or her pay and not yet used to purchase shares. No interest will be paid on funds withheld from employees unless otherwise determined by the Board. An employee may reinstate participation in the plan, but only after the first purchase date following termination. The rights of employees under the plan are not transferable.

Automatic Withdrawal from an Offering Period
If the fair market value of a share of our common stock on a purchase date other than the final purchase date of an offering period is less than the fair market value of a share of our common stock on the offering date of the offering period, every participant will be (a) automatically withdrawn from that offering period at the close of the purchase date and after the acquisition of shares of our common stock for the purchase period, and (b) enrolled in the offering period commencing on the first business day following that purchase date. A participant may elect not to be automatically withdrawn from an offering period by written notice to us. Under the current implementation of the plan, offering periods and purchase periods each cover the same six-month period, so this part of the plan is not currently applicable.

Administration
The plan is administered by the Compensation Committee. The Compensation Committee has broad discretionary powers to supervise the administration of the plan and to control its operation in accordance with its terms. We currently pay all administrative expenses of the plan other than commissions on sales of shares for employees' accounts by the custodian. If we experience a change in our capital structure (e.g., due to a stock dividend), the Compensation Committee may adjust the number and kind of shares issuable under the plan.

Custodian
An independent custodian maintains the records under the plan. Shares purchased by employees under the plan are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee's own name and delivered to the employee.

Amendments
Our Board may amend the plan, except that the plan may not be amended to increase the number of reserved shares or decrease the purchase price of shares without the approval of the shareholders. Our Board may terminate the plan at any time.

Tax Consequences
The following brief summary of the effect of U.S. federal income taxation upon the participant and FEI with respect to the shares purchased under the plan does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

The plan is intended to qualify as an “employee purchase plan” within the meaning of Section 423 of the IRC. Under this provision of the IRC, employees will not recognize taxable income or gain with respect to shares purchased under the plan either at the offering date or at a purchase date.

Disposition of Shares More Than Two Years After an Offering Date. If a current or former employee disposes of shares purchased under the plan more than two years after the offering date, and more than one year after the applicable purchase date, or in the event of the employee's death at any time, the employee or the employee's estate will be required to report as ordinary compensation income for the taxable year of disposition or death an amount equal to the lesser of:

•	the excess of the fair market value of the shares at the time of disposition or death over the purchase price; or

•	15% of the fair market value of the shares on the offering date.

In the case of such a disposition or death, we will not be entitled to any deduction from income. Any additional gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain.

Disposition of Shares within Two Years of an Offering Date. If an employee disposes of shares purchased under the plan within two years after the offering date or within one year after the purchase date, the employee will be required to recognize the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price will be capital gain or loss. In the event of a disposition within the two holding periods described above, we generally will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to recognize as ordinary compensation income. Under the terms of the plan, participants are required to pay to us any amounts necessary to satisfy any tax withholding determined by us to be required in connection with either the purchase or sale of shares acquired under the plan.

Number of Shares Purchased by Certain Individuals and Groups
The number of shares to be purchased under the ESPP cannot be determined in advance.

The following table sets forth the aggregate number of shares purchased by the named executive officers and certain other persons or groups of people under the ESPP in 2012. Non-employee directors are not eligible to participate in the plan.

Name and Position	Shares (#)(1)

Don R. Kania, President, CEO and Director	—
Raymond A. Link, Executive Vice President and CFO	386
Benjamin Loh, Executive Vice President, Global Business Operations(2)	—
Bradley J. Thies, Senior Vice President, General Counsel and Secretary	—
All Current Executive Officers as a Group (4 people)	386
All Non-Executive Officer Employees as a Group (approximately 2,477 people)	194,471
______________________

(1)	The shares were purchased at a weighted average price of $35.96 per share.

(2)	Mr. Loh was promoted to Executive Vice President and Chief Operating Officer in January 2013.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board recommends that the shareholders vote FOR the amendment to the FEI Employee Share Purchase Plan.

PROPOSAL NO. 4
ADVISORY APPROVAL OF THE APPOINTMENT OF PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee is responsible for selecting an independent registered public accounting firm as auditor for FEI. The Audit Committee, with the endorsement of the Board, recommends to shareholders that they approve KPMG LLP (“KPMG”) as auditor for FEI.

Representatives of our independent auditor will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be expected to respond to appropriate questions. The shareholder vote on the appointment of the independent auditor is an advisory vote only, and is not required by law or binding on the Audit Committee. Although the vote is not binding, the Board believes that shareholders should be given an opportunity to express their views. If the shareholders do not approve the appointment of KPMG, the Audit Committee will consider this vote in determining whether to engage KPMG for the 2013 audit.

Pre-Approval Policies
All audit and non-audit services performed by KPMG, and all audit services performed by other independent registered public accountants, are pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, statutory audits of our foreign subsidiaries, audits of employee benefit plans, compliance with the Sarbanes-Oxley Act of 2002, tax compliance assistance and tax consulting and assistance.

Fees
The following table presents fees for professional audit services and other services rendered by KPMG for the audit of FEI's financial statements for the year ended December 31, 2012 and fees for other services rendered by KPMG in 2012:

	2012 ($)	Percentage Pre-approved by Audit Committee (%)	2011 ($)	Percentage Pre-approved by Audit Committee (%)

Audit Fees	1,319,742	100	1,201,123	100
Audit Related Fees(1)	17,000	100	17,000	100
Tax Fees(2)	146,000	100	175,000	100
All Other Fees	—	—	—	—
Total	1,482,742		1,393,123
_____________________

(1)	Consists of fees for the audit of our employee benefit plans.

(2)	Consists of corporate tax compliance assistance and other tax consulting.

RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board and the Audit Committee recommend that the shareholders vote FOR approving, on an advisory basis, the Audit Committee's appointment of KPMG as FEI's independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL NO. 5
ADVISORY APPROVAL OF FEI'S EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This shareholder vote on executive compensation is an advisory vote only, and is not binding on FEI or the Board.

Although the vote is nonbinding and solely advisory in nature, the Board and Compensation Committee value the opinions of our shareholders. To the extent there is any significant vote against the compensation of our named executive officers, the Board and the Compensation Committee will consider the shareholders' concerns and will evaluate whether any actions are necessary to address those concerns.

We are asking our shareholders to vote on the following resolution:

“RESOLVED, that FEI's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in FEI's proxy statement for the 2013 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2012 and the other related tables and disclosures.”

In deciding how to vote on this proposal, we urge you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis, beginning on page 38:

•	Pay for Performance
The Compensation Committee applies a “pay for performance” philosophy focused on long-term shareholder returns. Consistent with this philosophy, compensation for our executive officers is weighted toward incentive compensation, which includes variable cash incentive plans and equity awards. The amount of cash incentive compensation paid to each executive officer is based upon both corporate and individual performance metrics reviewed and approved by the Committee on an annual basis. Equity awards to executive officers, which comprise a substantial component of each executive's compensation, effectively link management interests with shareholder interests and longer-term share price performance.

•	Focus on Shareholder Returns
In setting payment incentives for the variable cash incentive plan, the Compensation Committee endeavors to choose financial metrics that drive longer-term share price appreciation. In light of the shareholders' overwhelming approval of FEI's compensation program in 2011, as well as the successful achievement of corporate performance objectives in 2011, for 2012 the Committee chose to continue focusing management incentives on revenue growth and improvement in gross margins.

•	Use of Peer Group Information
We generally target the total direct compensation opportunity of our executive officers at approximately the 50th percentile of similarly situated executive officers at companies in our peer group. Our peer group companies were selected based on input from management and the Compensation Committee. The group includes semiconductor capital equipment and scientific instruments companies of similar market capitalization, revenue, net income and employee numbers.

•	Annual Review
The Compensation Committee reviews the compensation of our executive officers annually to ensure that it aligns with the interests of our shareholders and current market practices. Periodic adjustments are made as a result of these reviews.

This proposal will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote FOR approval, on an advisory basis, of the compensation of our named executive officers.

EXECUTIVE OFFICERS

The following table identifies the executive officers who served FEI in 2012, the positions they held and the year in which they began serving as an executive officer.

Name	Age(1)	Current Position(s) with Company	Officer Since

Don R. Kania	58	President, CEO and Director	2006
Raymond A. Link	58	Executive Vice President and CFO	2005
Benjamin Loh	49	Executive Vice President, Global Business Operations(2)	2007
Bradley J. Thies	52	Senior Vice President, General Counsel and Secretary	2001
_________

(1)	As of the Record Date.

(2)	Mr. Loh was promoted to Executive Vice President and Chief Operating Officer in January 2013.

For biographical information for Dr. Kania, see Proposal No. 1 above.

Raymond A. Link was named Executive Vice President and CFO in July 2005. From April 2007 to August 2007, he served as our interim President and CFO. From July 2001 until joining FEI, Mr. Link served as Vice President, Finance and Administration, CFO and Secretary of TriQuint Semiconductor, Inc. Mr. Link joined TriQuint as a result of its merger with Sawtek Inc., a designer and manufacturer of a broad range of electronic signal processing components primarily used in the wireless communications industry. He started with Sawtek in September 1995 as Vice President, Finance and CFO and was promoted to Senior Vice President and CFO in October 1999. Mr. Link is on the board of directors of Cascade Microtech, Inc., a manufacturer of test equipment for the semiconductor industry. Mr. Link received a B.S. degree from the State University of New York at Buffalo and an M.B.A. degree from the Wharton School at the University of Pennsylvania. Mr. Link is also a C.P.A.

Benjamin Loh was named Executive Vice President and COO in January 2013. From May 2011 to December 2012, he served as Executive Vice President, Global Business Operations and from August 2007, when he joined the company, to April 2011, he served as Executive Vice President, Worldwide Sales and Service. Prior to that, Mr. Loh was Executive Vice President, Global Field Operations at Veeco Instruments Inc., since December 2006. Prior thereto, he was Senior Vice President and General Manager for Veeco's Asia-Pacific region from December 2005 to November 2006. Prior to joining Veeco, Mr. Loh was Senior Vice President, Asia of Unaxis Corporation from April 1996 to October 2005. Mr. Loh holds a B.S.E.E. degree from Tohoku University.

Bradley J. Thies was named Senior Vice President, General Counsel and Secretary in September 2011. From April 2001, when he rejoined the company, to September 2011, Mr. Thies served as Vice President, General Counsel and Secretary. Mr. Thies had previously served as our General Counsel and Secretary from February 1999 to April 2000. From April 2000 to April 2001, Mr. Thies was General Counsel of WebTrends Corporation, an enterprise website monitoring and analytics software company. Mr. Thies holds a B.A. degree in Political Science and History from Willamette University and a J.D. degree from Columbia Law School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
For Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and how the Compensation Committee of the Board (for purposes of this CD&A, the “Committee”) applies this philosophy in compensating our executive officers. Our executive officers in 2012 were:

•	Don R. Kania, President and CEO;

•	Raymond A. Link, Executive Vice President and CFO;

•	Benjamin Loh, Executive Vice President, Global Business Operations (Mr. Loh was promoted to Executive Vice President and Chief Operating Officer in January 2013); and

•	Bradley J. Thies, Senior Vice President, General Counsel and Secretary.

All of our executive officers are also our named executive officers. Throughout this CD&A, these individuals are referred to as the “executive officers.”

Compensation Philosophy and Objectives
The Committee believes that our executive compensation program should be designed to attract, retain and motivate high-quality individuals, encourage short-term and long-term performance that enhance shareholder value and support the successful execution of our corporate strategy. The Committee seeks to achieve these objectives by balancing the following key principles that govern its compensation decisions:

•	pay for performance;

•	align management interests with shareholder interests;

•	offer competitive compensation opportunities targeted at approximately the 50th percentile of our peer group;

•	motivate and retain key talent;

•	balance annual and long-term incentive award opportunities;

•	balance risk and reward in achieving business aims;

•	encourage stock ownership by our CEO and directors; and

•	account for market conditions and economic cycles.

Executive Summary

Overview
The following highlight FEI's approach to executive pay:

•
Pay for Performance. Reflecting our commitment to pay only for successful performance, our executive officers' compensation is weighted significantly toward incentive compensation. Generally, cash-based incentive compensation is paid under our Management Variable Plan (“MVP”) based on corporate and individual performance, and equity-based incentive compensation is paid in the form of RSU and stock option grants. In 2012, the Committee also approved a grant of performance-based RSUs to each of our executive officers that are contingent upon FEI achieving certain specified improvements in cash cycle time in 2013. In 2011, the Committee approved granting a performance-based RSU to the CEO contingent upon our achievement of certain levels of sales and operating income targets in 2012. A portion of these grants were triggered upon our release of earnings for 2012 in February 2013.

The following charts illustrate the actual relative weight of each compensation element for our CEO and the other executive officers in 2012, based on the description of the compensation elements contained in the Summary Compensation Table:

(1)	Does not include amounts set forth in the Summary Compensation Table under the “All Other Compensation” column because such amounts comprised less than 1% of the executive officers' compensation.

(2)	These percentages are based on the average amounts received by the executive officers other than our CEO.

Our pay for performance approach to executive compensation has been reflected in the correlation of CEO compensation to FEI's performance.

-
We achieved 46.6% gross margin, which represents an improvement of 210 basis points over the 44.5% gross margin earned in 2011. Gross margin was one of two company performance metrics used for determination of incentive compensation under the MVP;

-
We achieved 8% revenue growth over 2011 on top of the 30% revenue growth we achieved in 2011 over 2010. Revenue growth was the second company performance metric that governed incentive compensation under the MVP;

-	Our operating income for 2012 was $148.1 million as compared to $127.1 million in 2011 and our net income grew by 11%. Operating income funds the pool for incentive compensation payout; and

-	FEI's stock price as of December 31, 2012 appreciated 36% since December 30, 2011.

•	Limited All Other Compensation. In line with our pay for performance philosophy, we have:

-	No guaranteed bonuses;

-	No current executive perquisites, such as club memberships or living and car allowances;

-	No company-paid personal travel; and

-	No executive retirement plans.

•
Competitive Compensation Opportunities. The market for talented and experienced executive officers is competitive and requires us to offer compensation that is competitive as well. We use peer company information and data from a survey of a broad set of technology companies of similar size to help us determine our executive compensation. Generally, we target overall executive compensation at approximately the 50th percentile of our peer group.

•
Stock Ownership Guidelines for the CEO and Directors. Consistent with FEI's endeavor to align the interests of our executive officers and our shareholders, the Committee adopted a stock ownership policy in 2011 that requires our CEO and directors to own a minimum amount of FEI's common stock, as described further in the section entitled, “Governance - Other Corporate Governance Policies.” Under this policy, Dr. Kania, our CEO, is required to own shares of FEI's common stock having a fair market value equal to at least three times his annual base salary and each of our directors is required to own shares of FEI's common stock having a fair market value equal to at least three times his or her annual base cash retainer for the duration of his or her service. As of the Record Date, with the exception of Mses. Bahrami and Nachtsheim (who recently joined the Board in February, 2012 and have until February, 2015 to comply), each of the non-employee directors and Dr. Kania have met this requirement.

Consideration of Results of the Shareholder Advisory Vote on Executive Compensation
The Committee considered the results of the shareholder advisory vote on executive compensation that took place at our Annual Meeting of Shareholders in May 2012. In light of the substantial majority (97%) of votes cast by our shareholders approving our executive compensation program in 2011, and based on the Committee's review of the program and conclusion that the program continues to effectively align executive compensation with our pay for performance philosophy, the Committee did not make significant changes to either our executive compensation program or the principles underlying the program in determining the amounts and types of executive compensation for the remainder of 2012.

Compensation Process

Overview
The Committee has responsibility for setting the compensation of our executive officers. The Committee operates under a charter that can be found on our website at http://www.fei.com.

In discharging this responsibility, it takes into account information from a number of sources. For comparisons against our peer group and an analysis of the general marketplace, the Committee relies on information provided by Compensia, the Committee's independent compensation consultant, and online data from Radford, a firm that provides broad compensation comparison reports. In setting the target compensation for our executive officers other than our CEO, the Committee also considers the recommendations of our CEO. Final decisions, however, are made at the discretion of the Committee.

With regard to setting compensation of our CEO, the Committee seeks input from Compensia and the other members of the Board. The Committee also may solicit the views of our CEO's direct reports. The Committee then compiles this information into a summary of our CEO's performance and makes its compensation decisions.

Timing of Compensation Determinations
Each year, the Committee reviews the compensation of our executive officers and determines the base salary, target annual incentive compensation opportunity and equity awards for each executive officer. In 2012, the review of base salary and target annual incentive compensation opportunity was conducted in May and the review of equity awards was conducted in October for equity awards that became effective in November. In addition to this annual review, changes are occasionally made to individual compensation arrangements at other times in the year due to a promotion or change of responsibilities.

Role of Compensation Consultant
The Committee has engaged Compensia as its independent compensation consultant since May 2006. Compensia serves at the discretion of the Committee. Generally, Compensia provides the Committee with information concerning market trends in executive compensation, general information on compensation practices at other companies and specific data on the compensation paid to executive officers at the companies in our peer group.

Representatives of Compensia attend Committee meetings as requested to discuss their research, analysis and recommendations. At meetings where Compensia representatives are in attendance, the Committee typically reserves a period to meet with Compensia representatives without management present. On occasion, representatives of Compensia will meet alone with the Committee Chair to receive instruction, provide additional perspective on executive compensation matters and review completed work.

The nature and scope of the Compensia engagement varies from year-to-year based on the Committee's perceived needs and the state of the marketplace regarding executive compensation. At the Committee's request, Compensia provided detailed comparative information on base salary, annual incentive compensation and equity compensation paid by the companies in our peer group in 2012 for each executive officer based on the Radford High Technology Executive Compensation Survey and publicly-available information about the companies in our peer group. The Committee considered this information in making adjustments to the equity awards that became effective in November 2012, as described more fully below in the section entitled “Elements of Compensation - Equity-Based Incentives.” In making adjustments to the base pay that became effective in May 2012, and for the 2012 variable cash incentive compensation, the Committee considered the comparative information provided by Compensia in 2011, as described more fully below in the sections entitled “Elements of Compensation - Base Salary” and “Elements of Compensation - Variable Compensation.”

In 2012, Compensia did not provide any consulting services to FEI or FEI's management beyond the services provided to the Committee related to executive compensation and director compensation.

Use of Peer Group Information

Overview of Peer Positioning. We generally target the total direct compensation opportunity of our executive officers at approximately the 50th percentile of similarly situated executive officers at the companies in our peer group, as may be adjusted to take into account our performance against our peer group companies. We target approximately the 50th percentile to remain competitive in attracting and retaining talented and experienced executive officers. For 2012, the base salary, variable compensation and equity awards for each of our executive officers was aligned within five percentage points of the 50th percentile of similarly situated executive officers at our peer group companies with the exception of Mr. Loh's equity-based compensation, which was at approximately the 65th percentile of his peer group. Mr. Loh's equity award was adjusted from the targeted 50th percentile to account for outstanding performance and considerations of internal equity with the equity awards of others in senior management.

Peer Group Members. The peer group that was approved by the Committee for use in 2012 for compensation comparisons consisted of the following 16 companies:

•	Analogic Corporation;

•	Bio-Rad Laboratories Inc.;

•	Bruker Corporation;

•	Coherent Inc.;

•	Cymer, Inc.;

•	Electro Scientific Industries, Inc.;

•	Entegris Inc.;

•	FLIR Systems, Inc.;

•	MKS Instruments, Inc.;

•	Novellus Systems, Inc.; [1]

•	OSI Systems, Inc.;

•	PerkinElmer, Inc.;

•	Robbins & Myers, Inc.; [2]

•	Teradyne, Inc.;

•	TriQuint Semiconductor, Inc.; and

•	Veeco Instruments.
________________________

(1)	Novellus Systems, Inc. was acquired by Lam Research Corporation in June 2012.

(2)	Robbins & Myers, Inc. was acquired by National Oilwell Varco Inc. in February 2013.

Three companies, Dionex Corporation, Varian Semiconductor Equipment Associates and Verigy Ltd., were removed from the 2011 peer group because they were acquired and were replaced with Analogic Corporation, Entegris, Inc. and PerkinElmer, Inc. This peer group was generated from data and recommendations provided by senior management and the Committee Chair in 2012 based on industry, market capitalization, revenue, gross margin and employee number data. This peer group was reviewed and approved by Compensia.

Role of the CEO and Senior Management

CEO's Role. Our CEO is responsible for making general recommendations regarding executive compensation, setting performance targets and evaluating actual performance against those targets. Our CEO also participates in determining base salary adjustments, equity award amounts and recommending corporate and individual incentive compensation metrics to the Committee. Further, he reviews the other executive officers to assess their performance against established metrics (Management By Objectives, or “MBOs”) and then presents the results of these reviews and makes recommendations based on these reviews to the Committee. Historically, the Committee has given substantial weight to our CEO's assessments and recommendations regarding compensation to our executive officers, but it is not bound by, and does not always accept, them.

CEO's and CFO's Roles and the Annual Operating Plan. Our CEO is also involved in determining the potential payouts under the MVP through his role in developing the operating plan submitted to the Board. Each year, our CEO and CFO develop and present our operating plan to the Board for approval. We derive the operating plan from assumptions and forecasts established through our strategic planning process. The operating plan sets the financial performance goals that are typically used by the Committee to establish the baseline for determining the potential payouts to our executive officers under the MVP. In this way, our CEO and CFO impact all executive officers' potential MVP payouts. The full Board reviews the operating plan in meetings in November and December of each year and provides feedback to our CEO and CFO on the operating plan regarding changes prior to giving final approval.

In addition to his involvement in preparing the operating plan, our CFO provides the Committee with information concerning the expense and accounting implications of potential equity awards.

Senior Vice President of Human Resource's Role. Our Senior Vice President of Human Resources plays various roles in compensation decisions. At the request of the Committee, he processes information from Compensia and other sources, provides key comparative data for the companies in our peer group and advises the Committee generally based on his experience and knowledge of compensation matters (including, in some cases, based upon independent research of peer group information).

Committee Discretion. Our CEO and Senior Vice President of Human Resources attend Committee meetings from time to time to provide the information and views as discussed above. Neither of these executive officers participates in Committee discussions concerning, or makes recommendations regarding, the amount of compensation to be paid to him.

Elements of Compensation
The following components comprised our executive compensation program during 2012:

•	base salary;

•	variable cash compensation;

•	equity-based incentives;

•	other benefits and perquisites; and

•	severance and change of control payments and benefits.

The Committee chose to build our executive compensation program around these elements because, as discussed below, it believes that each individual component is effective in achieving one or more of the objectives of the program and, collectively, they have been and will continue to be effective in achieving our long-term business objectives.

Relative Weighting of Compensation Elements

Weighting of Compensation Elements. The Committee considers a number of factors to determine the relative weight of each compensation element. In general, the Committee seeks to link executive compensation to corporate and individual performance. As a result, compensation paid on a fixed basis, such as base salary and benefits, generally represents less than one-third of each executive officer's potential total compensation at target performance levels. Variable compensation, such as annual incentive compensation and equity awards, account for a correspondingly greater portion of total compensation. The targeted percentage payout for variable incentive compensation for each executive officer is determined, in part, from information for similarly-situated executives at the companies in our peer group and data from a survey of a broad set of technology companies of similar size to FEI. In addition, the Committee takes into account other factors in setting target incentive compensation, including experience, general job performance and the other elements of each executive officer's compensation package.

Setting the Weight of Equity Compensation. In determining the relative weighting of equity compensation vis-a-vis the other compensation elements, the Committee begins with a review of an “equity budget” that our CEO, CFO and Senior Vice President of Human Resources prepare each year. This equity budget includes estimated awards to both executive and non-executive level employees, and is based on certain assumptions regarding the market price of FEI's common stock, the valuation of equity awards, expected hiring of new employees and overall equity compensation expense. The Committee then considers data provided by Compensia and the Senior Vice President of Human Resources in determining the balance among the equity award and other compensation elements, but does not apply any strict targets or parameters based on this data. The Committee also factors in the individual contributions and performance of each executive officer in determining the relative weight and value of his equity awards. Further, the Committee may take into consideration additional factors as circumstances warrant, such as changes of responsibilities or extraordinary service.

Base Salary

Benchmarking and Personal Background and Experience as Factors in Base Salary. The Committee generally reviews and approves base salaries for our executive officers annually and at other times in connection with promotions or changes in responsibilities. When determining base salaries, the Committee takes into account peer group data and data from a survey of a broad set of technology companies of similar size to FEI. The Committee works with Compensia to develop a market competitive rate that reflects the median rates of the two groups. The base salary rate for each executive officer is determined from review of the foregoing information and is considered in the context of such executive officer's total compensation and in combination with a number of qualitative factors, including the executive officer's job responsibilities, experience level and salary expectations.

Individual Performance as a Factor in Base Salary. Individual performance is also a factor in determining the base salaries of our executive officers. Typically, each year our CEO provides the Committee with his recommendations about potential adjustments to the base salaries of the other executive officers. He bases his recommendations partly on the performance of each executive officer against his MBOs, which are specific operational, functional or financial targets set for each executive officer each year. Our CEO presents the results of his analysis to the Committee. The Committee generally views our CEO as being in a strong position to assess the performance of our other executive officers because they all report directly to him and he sets their MBOs. The Committee retains discretion over the final assessment of an executive officer's performance based on the occurrence of unexpected events and other relevant circumstances. With regard to determining the performance of our CEO, the Committee seeks input from the other members of the Board, as well as our CEO's direct reports and other senior managers.

Recent Base Salary Adjustments. In May 2012, the Committee adjusted the base salaries of each of the executive officers to reward each of them for individual performance in the prior year and to maintain alignment of their base salaries to the target base salary (approximately the 50th percentile of peer group base salary compensation). In making the changes, the Committee considered the recommendations from the CEO as well as peer group and broad survey information provided by Compensia in 2011. This information was then “aged” slightly to account for perceived changes in the market since the date of the survey.

The following table shows the base salaries of each of the executive officers, effective May 2012:

Name	Base Salary ($)

Don R. Kania	677,080
Raymond A. Link	363,996
Benjamin Loh	411,214
Bradley J. Thies	306,859

Variable Compensation

Management Variable Plan. The Committee established the MVP for our executive officers and non-executive senior management to motivate these individuals and reward them for the achievement of corporate and individual objectives and to promote principles of pay for performance. Payments under the MVP are made in cash, but executive officers may defer 100% of any MVP payments into our deferred compensation plan.

The amount of any MVP payment is determined based upon two components:

•	the size of the “incentive compensation pool,” which sets the amount available to all plan participants and is a function of company-wide performance; and

•	the individual executive officer's incentive compensation amount, which is based upon company-wide performance and the executive officer's individual performance, as measured against his MBOs.

The following table sets forth the historical aggregate variable compensation payments made by FEI to all plan participants under the MVP in the last five years as a percentage of target awards. Variations in payments over this period are primarily attributable to changes in our financial performance during these periods.

VARIABLE COMPENSATION PAYMENTS: 2008-2012

Year	Percentage of Aggregate Variable Compensation Target Paid (%)

2012	92.1
2011	200.0
2010	142.7
2009	95.3	(1)
2008	47.4
______________________

(1)
The MVP was paid on a semi-annual basis in 2009. This percentage represents the average of the aggregate variable compensation target paid by FEI under the MVP in the first half and second half of 2009.

Determining the Overall Size of the Incentive Compensation Pool. Each year, the Committee sets several parameters for determining the size of the available MVP incentive compensation pool. First, it selects one or more performance metrics and related target levels that provide for funding of the plan. Typically, this is based on a measure of profitability, such as operating income. This measure is determined from the annual operating plan approved by the Board. Second, the Committee sets a minimum level of performance against these metrics as a floor for initial funding of the plan and a cap for the total funding. The Committee chose to fund the plan solely based on company performance to ensure that variable compensation is closely aligned with shareholder interests.

In setting these parameters, the Committee considers, among other things, our projected earnings and other financial estimates, the achievability of the target level for the financial metrics under the MVP and historical payouts under the MVP. Consistent with its overall approach to compensation, the Committee attempts to establish target levels for the corporate metrics and individual objectives that are achievable but require significant performance.

Determining Individual Payouts to Each Executive under the MVP. Once the total available MVP payout is established and funded (assuming that FEI's performance reaches the minimum funding threshold), the Committee must determine how much each executive officer is to be paid. Each executive officer has a target performance opportunity under the MVP that is calculated as a percentage of his base salary. Each executive officer's target incentive award opportunity for 2012 is set forth in the table in the section entitled “The 2012 MVP” below. These target incentive award percentages are based upon a general comparison against peer group and other survey information and individual performance, but no rigid formula is employed. The MVP amount paid to an executive officer may be more or less than his target incentive award opportunity based on FEI's performance and the executive officer's individual performance during the year. Individual performance is measured against each executive officer's MBOs, as described below.

Setting Individual Performance Goals. The individual performance goals for each executive officer are based on the MBOs that are established annually in a process that involves the executive officer, our CEO and the Committee. Each executive officer proposes his own MBOs to our CEO which are intended to align the executive officer's performance to FEI's strategy and top objectives for the next year. Our CEO reviews and modifies the proposed MBOs in light of FEI's overall strategy. The CEO discusses the modifications with each executive officer individually and may make further adjustments following that discussion. The CEO then presents the MBOs for each executive officer to the Committee, which has the discretion to modify and approve them. Our CEO's MBOs are established through discussions with the Chairman of the Board and the Committee Chair.

2012 MBOs for Executive Officers. The key 2012 MBOs for each executive officer are set forth below:

•
Dr. Kania - Achieve targeted product, service and operations quality metrics, complete talent management program, achieve long-term new product initiatives, and meet revenue, gross margin and cash-to-cash cycle targets.

•	Mr. Link - Improve cash-to-cash cycle, ensure continued effectiveness of financial controls and accuracy of financial statements and support mergers and acquisitions.

•	Mr. Loh - Achieve the company's financial objectives, develop long-term growth strategy and establish and implement a plan to improve product quality.

•	Mr. Thies - Support mergers and acquisitions and develop and deploy updated training programs for the Code of Ethics, and encourage development and protection of intellectual property.

The 2012 MVP. In light of FEI's performance in 2011, as well as the substantial majority approval by the shareholders of FEI's 2011 executive compensation program, the Committee concluded that the 2011 MVP effectively aligned variable cash compensation of its executive officers to its pay for performance philosophy and elected to continue the MVP in 2012 without significant change from 2011. As in prior years, for 2012, the Committee evaluated management based on an annual operating plan. The parameters for funding in 2012 were finalized by the Committee in a meeting held in December 2011 based on the Board-approved budget for 2012. The Committee based the target incentive compensation pool amount on an operating income metric. “Operating income,” consistent with GAAP, is defined as revenue minus costs of goods sold minus operating expenses. For 2012, the Committee again chose to exclude the financial impact of mergers and acquisitions and costs associated with those activities and certain unusual events from the operating income calculation used to determine corporate performance for funding the MVP. The Committee chose an operating income metric because it excludes taxes and non-operating income and expenses such as interest income and quarterly gains or losses on certain currency hedges and gains or losses from foreign-currency denominated balance sheet items. Further, mergers and acquisitions related costs were excluded to encourage management to engage in strategic opportunities with a focus on financial benefits beyond one year. Beginning with the next fiscal year following an acquisition or merger, the acquired or merged businesses would be reflected in the MVP as part of operating income.

To attain 100% performance under the 2012 MVP, the company was required to achieve revenue growth and gross margin improvement targets outlined in the operating plan approved by the Board. As in 2011, the Committee chose revenue growth and gross margin improvement as two key areas of focus for 2012 as a means to improve shareholder value. The incentive pool was funded with operating income. In order for any payouts to be made, FEI was required to earn a minimum of $50 million in operating income for 2012. The total amount available for payment was capped at 15% of operating income, regardless of performance against the plan. FEI earned substantially above its $50 million operating income target in 2012.

As in 2011, payout to the individual executive officers in 2012 was determined based on three different metrics: revenue growth, gross margin improvement and individual performance. While the Committee believes that individual performance metrics are important to incent our executive officers to perform, the Committee chose to give more weight to the company performance metrics to ensure that executive officers do not pursue individual goals at the expense of company goals. The payout for each executive officer was adjustable (either up or down) by the Committee, in its discretion, against his target incentive amount based 33 1/3% on each such metric, measured independently. Payout on each of the corporate performance metrics (revenue growth and gross margin improvement) was made only if corporate performance exceeded minimum thresholds approved by the Committee for each respective metric. Payout on the individual performance metric was made only if the executive officer met his individual performance metric and corporate performance met the minimum thresholds for both of the corporate performance metrics. To attain 100% payout under the 2012 MVP, an executive officer was required to meet his individual performance metric and company performance was required to meet the 2012 Board-approved budget. The payout on each of the corporate performance metrics was accelerated if corporate performance exceeded the 2012 Board-approved budget for revenue and gross margin, respectively. Both the revenue and gross margin components could exceed a 200% factor, but the individual performance goals are capped at 100%. Each of these three metrics is weighted at 33 1/3% and the sum of all three factors cannot exceed 200%. Thus, the total payout to each executive officer is capped at 200% of his total targeted incentive amount.

The charts below illustrate the payouts for the revenue and gross margin targets for 2012.

2012 MVP Performance Results. In 2012, the company achieved revenue (adjusted for the impact of certain acquisitions in 2012) of just below the $893 million target, which resulted in a payout percentage of targeted incentive compensation of 88.60%. The company achieved gross margin (adjusted for the impact of certain acquisitions in 2012) of just under the 46.1% target, which resulted in a payout percentage of targeted incentive compensation of 88.24%. The individual performance of each of the executive officers, as measured against his respective MBOs, was as follows:

Name	MBO Achievement (%)

Don R. Kania	88
Raymond A. Link	95
Benjamin Loh	90
Bradley J. Thies	100

As described above in the section entitled “The 2012 MVP,” in determining the total payout to each of the executive officers, equal weight is given to the three performance metrics, subject to the Committee's discretion to make adjustments up or down. For 2012, the Committee did not make any discretionary adjustments to incentive compensation. Based on the foregoing, payouts to each of the executive officers, as a percentage of his respective targeted incentive compensation, were as follows:

Name	Revenue Factor (%)	Gross Margin Factor (%)	MBO Achievement Factor (%)	Percentage of Target Amount (%)

Don R. Kania	88.60	88.24	88	88
Raymond A. Link	88.60	88.24	95	91
Benjamin Loh	88.60	88.24	90	89
Bradley J. Thies	88.60	88.24	100	92

The actual amount of incentive compensation awarded to each of the executive officers (together with the target incentive compensation percentage, the target incentive compensation opportunity, the actual percentage of target amount and the actual percentage of salary) for 2012 are set out in the following table.

Name	MVP Base Salary ($)(1)	Target Percentage of Salary (%)	Target Amount ($)	Amount Awarded ($)	Percentage of Target Amount (%)	Percentage of Salary (%)

Don R. Kania	657,849	100	657,849	580,749	88	88
Raymond A. Link	358,611	65	233,097	211,217	91	59
Benjamin Loh	407,476	70	285,233	253,705	89	62
Bradley J. Thies	302,538	50	151,269	139,591	92	46
___________________

(1)	The base salary for MVP purposes is adjusted for salary changes that became effective in May 2012 and is based on actual cash paid in 2012.

Equity-Based Incentives

Focus on Enhancement of Share Value. Under our executive compensation program, we grant long-term incentive compensation in the form of equity awards, including stock options, RSUs, performance-based RSUs and restricted stock awards, to our executive officers. We believe that these equity awards, which increase in value as the market price of FEI's common stock appreciates, create the proper incentive for our executive officers to work towards the goal of creating and enhancing shareholder value. In addition, the vesting of these equity awards over a multi-year period provides a significant incentive for our executive officers to remain with FEI through the vesting period, particularly if our stock price has increased since the award was granted or is perceived to be likely to increase in value in the future. Further, this time-based vesting feature creates incentives for improved share value over time and, together with our stock ownership guidelines with respect to our CEO, discourages risky short-term gains made at the expense of longer-term corporate performance.

Determination of Type and Amount. To determine the amount and type of the equity awards to be granted to our executive officers, the Committee considers current market practice based on peer group and survey data provided by Compensia and management. The Committee also takes into account the equity budget discussed above under “Elements of Compensation-Relative Weighting of Compensation Elements.” In addition, the Committee considers a number of other factors, including the awards previously granted to the recipient, outstanding vested and unvested equity awards of the recipient, the current value and potential value over time of such awards, the vesting schedule of the recipient's outstanding equity awards, comparison of individual awards between executive officers and in relation to other compensation elements, potential shareholder dilution, whether the executive officer is nearing retirement and total potential accounting expense.

Vesting. All of our equity awards are subject to vesting requirements. Our typical vesting schedule for both stock options and RSUs that vest solely on the basis of time is 25% on each anniversary of the grant date, subject to continued employment or service through each relevant date. RSU awards accelerate upon the death of the executive officer and RSU vesting is suspended on the 91st day of any leave of absence for the duration (including leave of absence for disability) other than a military leave of absence.

As described below, the Committee awarded performance-based equity awards in 2012. If the performance targets are met, 33 1/3 % of the performance-based RSUs granted to each of the executive officers will vest on the date of FEI's public announcement of its financial results for 2013, 33 1/3% will vest on the one-year anniversary of such date and the remaining 33 1/3% will vest on the two-year anniversary of such date.

Equity Granting Practices. The Committee's general practice is to grant equity awards to our executive officers in the end of October or the beginning of November of each year. Under our current policies, equity awards are typically approved under one of the following scenarios:

1.	Awards approved by the Board or Committee at a meeting, with a grant date on the meeting date or, if later, on the start date for new employees.

2.
On certain occasions, awards approved by the Committee by unanimous written consent, with a grant date as of the date the last Committee member consent is given or, if later, on the start date for new employees.

3.
Awards approved by our CEO (pursuant to authority delegated by the Committee with respect to a specified pool of shares) (a) to new employees, other than executive officers, Vice Presidents or directors, with a grant date on the first trading day of the month following the month in which they were hired, or (b) to existing employees, other than executive officers, Vice Presidents or directors, for promotions, special recognition or similar circumstances and limited to 2,500 shares of the company's common stock, with a grant date on the first trading day of the month following the approval of our CEO for the new award.

We have no program or practice to advance or delay stock option grants in connection with the release of material non-public information. However, in recent years, we have granted stock options only during “open trading windows” as determined in accordance with our insider trading policy. In connection with our annual grants of equity awards to our employees, we have approved the grant of the awards effective upon a future date following the opening of the trading window under our insider trading policy.

2012 Equity Awards. After consideration of a number of factors, including the comprehensive peer group and broad survey information provided by Compensia, the equity budget, market performance, company and individual performance and retention concerns, the Committee determined that the equity awards reported for 2012 in the Summary Compensation Table on page 54 were reasonable and appropriate as they reflected equity compensation consistent with the market and reflected the performance of FEI, as well as the individual executive officers. For 2012, the Committee granted equity-based compensation to Mr. Loh at the 65th percentile of similarly situated executive officers at our peer group companies to adjust for outstanding performance and considerations of internal equity with the equity awards of others in senior management. All other executive officers were awarded equity-based compensation at approximately the 50th percentile. In addition, to further strengthen alignment of executive compensation to the Committee's pay for performance philosophy, the Committee chose to grant performance-based RSU awards to each of the executive officers in addition to the time-based RSUs and stock options. The performance-based RSUs will vest only if FEI achieves certain specified improvements in cash cycle time in 2013 (“Performance Target”).

The following table shows the equity awards granted to each of the executive officers, effective November 1, 2012:

	Annual Grant Award		Performance Award
Name	Number of RSUs Granted (#)(1)	Number of Stock Options Granted (#)(2)	Number of RSUs Granted (#)(3)

Don R. Kania	23,376	60,776	7,012
Raymond A. Link	7,072	18,396	2,120
Benjamin Loh	7,336	19,076	2,200
Bradley J. Thies	5,500	14,308	1,648
__________________________

(1)	These RSUs will vest in four equal annual installments beginning November 1, 2013.

(2)	These options will vest in four equal annual installments beginning November 1, 2013.

(3)
If the Performance Target is met, one-third of these RSUs will vest upon FEI's public announcement of its financial results for 2013, one-third will vest on the one-year anniversary of such date and one-third will vest on the two-year anniversary of such date.

Grant of Performance Shares to CEO for 2012 Performance. In 2011, the Committee approved a grant of performance-based RSUs to our CEO. Under the terms of the performance-based RSUs, there were three tiers of payout opportunity for Dr. Kania:

1.
If FEI achieved operating income of at least 15% of revenues and targeted revenues of $893 million (excluding the impact of mergers & acquisitions) in 2012, Dr. Kania would receive a grant of 8,502 performance-based RSUs.

2.
If FEI achieved the operating income target and revenue ranging from $826 million (the company's 2011 revenue results) to the targeted revenue of $893 million, Dr. Kania would receive a 50% payout, or 4,251 performance-based RSUs.

3.	If FEI met the operating income target and achieved revenue greater than $936 million (or 105% of targeted revenue), Dr. Kania would receive a 150% payout, or 12,753 performance-based RSUs.

FEI achieved actual revenue (excluding the impact of mergers & acquisitions in 2012) of between $826 million and $893 million and met the operating income target. Accordingly, the Committee granted 4,251 shares of performance-based RSUs to Dr. Kania in February 2013 on the release of FEI's 2012 financial results. One-third of these RSUs vested immediately upon grant, one-third will vest on the one-year anniversary of the date of grant and the remaining one-third will vest on the two-year anniversary of the date of grant.

Benefits and Perquisites

In 2012, with the exception of a nonqualified deferred compensation plan (described below), our executive officers were eligible for benefits that were substantially the same as those offered to all employees. These benefits included a Section 401(k) plan (for U.S.-domiciled executive officers), an employee share purchase plan and medical, dental and vision insurance.

Our U.S.-domiciled executive officers and other senior executives (which include all of our executive officers other than Mr. Loh) also had the opportunity to participate in a nonqualified deferred compensation plan that permits them to defer up to 80% of their base salary and up to 100% of the amounts paid under the MVP and to contribute these amounts into one or more plan-selected investment funds. Contributions, and any earnings on such contributions, are not taxable until distributed to the contributor. FEI has not contributed any funds to the plan. We incurred a cost of $3,000 to administer this plan in 2012. As further described in the Nonqualified Deferred Compensation table below on page 58, Mr. Link and Mr. Thies each contributed to the plan in 2012.

The column titled “All Other Compensation” in the Summary Compensation Table provides details of the perquisites and other personal benefits received by our executive officers.

Severance and Change of Control Agreements

Change of Control Benefits. Each of the executive officers, including Dr. Kania, is a party to a change of control and severance agreement (“Change of Control Agreement”). The Committee believes that the change of control benefits are important to ensure the ongoing retention of our executive officers when considering potential acquisition transactions that may create uncertainty as to their future employment with FEI. The Change of Control Agreements are effective for a three-year period and contain a “double trigger” provision that provides payments and benefits only in the event that: (i) FEI is involved in a change of control transaction; and (ii) the executive officer's employment is terminated (or constructively terminated) in connection with the change of control. The protection period includes termination of employment within three months prior to a change of control of FEI in addition to 18 months following the change of control. Each of our executive officers will also receive full accelerated vesting of their outstanding unvested equity awards.

Our executive officers are entitled to the following payments and benefits upon termination of employment for any of the reasons described in the previous paragraph:

•
Dr. Kania is entitled to a severance payment equal to 2.5 times his Total Cash Compensation (as defined below), health care benefits for a period of 30 months and life insurance (capped at $40,000) and full accelerated vesting of his outstanding and unvested equity awards.

•
Messrs. Link, Loh and Thies are each entitled to a severance payment equal to two times his Total Cash Compensation (as defined below), health care benefits for a period of 24 months and life insurance (capped at $20,000) and full accelerated vesting of his respective outstanding and unvested equity awards.

•
For purposes of these agreements, “Total Cash Compensation” means the sum of the executive officer's annual base salary in effect immediately prior to the date of termination of employment plus the executive officer's target award opportunity under the MVP for the year in which the termination of employment occurs.

In all cases, in the event of any potential exposure to excise taxes under Section 280G of the Internal Revenue Code, the Change of Control Agreements provide for a potential cut back of the potential payments and benefits to achieve the most efficient tax result.

Severance Benefits. The severance benefits provide FEI and the executive officers with certainty and an efficient process in the event of termination without a change of control. Dr. Kania is entitled to receive a severance payment equal to 1.5 times his base salary and health care benefits for a period of 18 months if his employment is terminated due to his death, disability or for reasons other than for “cause” (as defined below). Messrs. Link, Loh and Thies are each entitled to receive a severance payment equal to one times his base salary and health care benefits for a period of 12 months if his employment is terminated due to his death, disability or for reasons other than for “cause” (as defined below). For purposes of these agreements, the definition of “cause” includes willful and continued failure to perform and willfully engaging in illegal conduct. These severance payments and benefits are contingent upon the executive officer timely executing and not revoking a release of claims in favor of FEI.

Severance and Change of Control Table. A presentation of the estimated amounts payable to our executive officers in certain termination of employment or change of control events is set out in the Potential Payments upon Termination of Employment table on page 59.

Accounting and Tax Considerations

Accounting for Equity Compensation
We record compensation expense for our stock option and other stock-based awards under FASB ASC Topic 718. FASB ASC Topic 718 requires companies to include the fair value of stock-based compensation as compensation expense in their income statements and is taken under consideration by the Committee in determining the amount and mix of equity awards granted to our executive officers.

Tax Matters
Section 162(m) of the Internal Revenue Code limits the amount that we may deduct in a year for compensation paid to the CEO and to each of our other three most highly compensated officers (other than the CFO) to $1.0 million per individual, unless the compensation is exempt from such limitation. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation.

It is the Committee's policy to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Committee considers this policy in the context of its other compensation objectives, and retains the flexibility to award compensation that may not be deductible under Section 162(m). In fact, the employment arrangement entered into with Dr. Kania, our President and CEO, in connection with his commencement of employment in 2006, contains several features that may cause his total annual compensation to exceed $1.0 million, including the fixed equity awards that were made to him outside of our shareholder-approved equity compensation plans.

For 2012, all of Dr. Kania's compensation was deductible under Section 162(m). We do not believe that any other compensation paid to any of our other executive officers subject to the $1.0 limitation in 2012 would be nondeductible under Section 162(m).

In addition, Section 280G and Section 4999 and Section 409A of the Internal Revenue Code impose additional taxes beyond ordinary income taxes under specified circumstances. We do not have any policy or commitment to provide any of our executive officers with any “gross-up” or other reimbursement for these additional taxes. Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change of control of the FEI, and also provide that we or our successor could lose a tax deduction on such payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To help our executive officers avoid potential additional tax under Section 409A, we made certain non-economic amendments to the executive officers' Change of Control Agreements in 2011.

Securities Trading Plans
Certain of our executive officers have established pre-arranged personal stock trading plans with a brokerage firm in accordance with Exchange Act Rule 10b5-1, and our insider trading policies. The purpose of these plans is to allow our executive officers and directors to diversify their investment portfolio by selling all or a portion of their shares of FEI's common stock (subject to our stock ownership guidelines that apply to Dr. Kania and the directors) while providing a defense against claims that such sales were conducted on the basis of material nonpublic information. Dr. Kania and Mr. Link each had such a plan in 2012.

Under FEI's guidelines, trading plans:

•	can be adopted only during an open trading window;

•	must have a fixed duration of not less than 12 months;

•	may not allow the first trade to take place any earlier than the first day the company's trading window opens after the announcement of the current quarter's results;

•	may be modified no more than twice during any 12-month period and any such modification cannot take effect for 90 days;

•	when terminated and replaced with a new trading plan, the new trading plan cannot take effect until at least 90 days after the termination of the former trading plan; and

•
must specify objective criteria regarding (i) a fixed number of shares of common stock to be traded or a formula for the amount of common stock to be traded, (ii) the dates or a range of dates on which the common stock is to be traded, and (iii) the prices at which the common stock is to be traded.

Additionally, FEI's guidelines specify that, if a trading plan is in effect, no trading in FEI securities may occur outside the trading plan.

COMPENSATION COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in FEI's 2012 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee Members
Jami Nachtsheim (Chair)
Jan C. Lobbezoo
Richard H. Wills

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)	All Other Compen-sation ($)		Total ($)

Don R. Kania President and CEO	2012	657,849	—	1,676,202	(2)	1,263,102	580,749	2,688	(3)	4,180,590
	2011	620,839	—	1,209,340	(4)	1,237,484	1,241,678	2,688		4,312,029
	2010	582,917	—	719,400		698,789	830,336	2,386		2,833,828

Raymond A. Link Executive Vice President and CFO	2012	358,611	—	507,031	(5)	382,322	211,217	852	(6)	1,460,033
	2011	346,344	—	436,088		446,278	450,247	852		1,679,809
	2010	315,000	—	301,189		292,598	291,286	550		1,200,623

Benjamin Loh Executive Vice President, Global Business Operations(7)	2012	407,476	—	526,006	(8)	396,455	253,705	—	(9)	1,583,642
	2011	373,167	—	679,322		446,278	522,433	58,714		2,079,914
	2010	311,583	—	271,070		263,327	280,117	110,000		1,236,097

Bradley J. Thies Senior Vice President, General Counsel and Secretary	2012	302,538	—	394,284	(10)	297,362	139,591	2,400	(11)	1,136,175
	2011	288,089	—	361,757		260,847	288,089	2,400		1,201,182
	2010	258,333	—	180,713		175,551	179,267	1,484		795,348
_______________________

(1)	Amounts represent the aggregate grant date fair market value for awards of RSUs and stock options to FEI's named executive officers.

(2)
Includes 7,012 RSUs that are performance-based RSUs that will vest only if FEI achieves certain specified improvements in cash cycle time in 2013 (“Performance Target”). If FEI does not achieve the Performance Target, these performance-based RSUs will be forfeited.

(3)
Includes FEI-paid long-term disability and accidental death and disability (“AD&D”) premiums (for coverage above the ordinary employee coverage level) totaling $2,328 and life insurance premiums (for coverage above the ordinary employee coverage level) totaling $360.

(4)
This amount does not include 4,251 performance-based RSUs that were granted to our CEO in February 2013. These performance-based RSUs were approved by the Compensation Committee of the Board in 2011 and were contingent upon the company achieving certain specified levels of sales and minimum operating income targets in 2012.

(5)
Includes 2,120 RSUs that are performance-based RSUs that will vest only if FEI achieves the Performance Target. If FEI does not achieve the Performance Target, these performance-based RSUs will be forfeited.

(6)
Includes FEI-paid long term disability and AD&D premiums (for coverage above the ordinary employee coverage level) totaling $492 and life insurance premiums (for coverage above the ordinary employee coverage level) totaling $360.

(7)	Mr. Loh was promoted to Executive Vice President and Chief Operating Officer in January 2013.

(8)
Includes 2,200 RSUs that are performance-based RSUs that will vest only if FEI achieves the Performance Target. If FEI does not achieve the Performance Target, these performance-based RSUs will be forfeited.

(9)	Mr. Loh received a living allowance covering certain housing, children's education and travel expenses in prior years that was discontinued as of May 1, 2011.

(10)
Includes 1,648 RSUs that are performance-based RSUs that will vest only if FEI achieves the Performance Target. If FEI does not achieve the Performance Target, these performance-based RSUs will be forfeited.

(11)
Includes FEI-paid long term disability and AD&D premiums (for coverage above the ordinary employee coverage level) totaling $2,040 and life insurance premiums (for coverage above the ordinary employee coverage level) totaling $360.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED 2012

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)		All Other Option Awards: Number of Securities Underlying Options (#)(5)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)

Don R. Kania	11/1/2012	10/29/2012	—	—	—	23,376	(8)	—	—	1,289,420
	11/1/2012	10/29/2012	—	—	—	7,012	(9)	—	—	386,782
	11/1/2012	10/29/2012	—	—	—	—		60,776	55.16	1,263,102
	N/A	—	219	657,849	1,315,698	—		—	—	—

Raymond A. Link	11/1/2012	10/29/2012	—	—	—	7,072	(8)	—	—	390,092
	11/1/2012	10/29/2012	—	—	—	2,120	(9)	—	—	116,939
	11/1/2012	10/29/2012	—	—	—	—		18,396	55.16	382,322
	N/A	—	78	233,097	466,194	—		—	—	—

Benjamin Loh	11/1/2012	10/29/2012	—	—	—	7,336	(8)	—	—	404,654
	11/1/2012	10/29/2012	—	—	—	2,200	(9)	—	—	121,352
	11/1/2012	10/29/2012	—	—	—	—		19,076	55.16	396,455
	N/A	—	95	285,233	570,466	—		—	—	—

Bradley J. Thies	11/1/2012	10/29/2012	—	—	—	5,500	(8)	—	—	303,380
	11/1/2012	10/29/2012	—	—	—	1,648	(9)	—	—	90,904
	11/1/2012	10/29/2012	—	—	—	—		14,308	55.16	297,362
	N/A	—	50	151,269	302,538	—		—	—	—
____________________

(1)
The actual amount paid is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion & Analysis - Variable Compensation” above for information on the MVP.

(2)
Incentive compensation would have been paid under the MVP if FEI achieved the minimum operating income threshold under the MVP of $50 million and at least one of the minimum thresholds for company performance (revenue of $893 million or gross profit margin of 46.1%) was exceeded.

(3)	Reflects amounts that would have been earned under the MVP at 100% performance.

(4)	Total payout to each executive officer is capped at 200% of target payout.

(5)	All awards listed were granted under FEI's 1995 Stock Incentive Plan.

(6)	These options vest in four equal annual installments beginning November 1, 2013.

(7)	The amounts reflect the aggregate grant date fair value of RSUs and stock options actually awarded in 2012.

(8)	These RSUs vest in four equal annual installments beginning November 1, 2013.

(9)
These RSUs are performance-based RSUs that will vest only if FEI achieves certain specified improvements in cash cycle time in 2013 (“Performance Target”). If FEI does not achieve the Performance Target, these RSUs will be forfeited. If the Performance Target is achieved, one-third of these RSUs will vest upon FEI's public announcement of its financial results for 2013, one-third will vest on the one-year anniversary of such date and one-third will vest on the two-year anniversary of such date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
FOR FISCAL YEAR ENDED 2012

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Don R. Kania	26,140	—		19.38	8/14/2013	—		—
	46,500	15,500	(2)	25.41	11/5/2016	—		—
	36,000	36,000	(3)	23.98	11/4/2017	—		—
	16,091	48,273	(4)	39.76	10/31/2018	—		—
	2,615	7,845	(4)	39.76	10/31/2018	—		—
	—	60,776	(5)	55.16	11/1/2019	—		—
	—	—		—	—	9,400	(7)	521,418
	—	—		—	—	15,000	(8)	832,050
	—	—		—	—	19,623	(9)	1,088,488
	—	—		—	—	3,189	(9)	176,894
	—	—		—	—	7,012	(10)	388,956
	—	—		—	—	23,376	(11)	1,296,667

Raymond A. Link	—	6,532	(2)	25.41	11/5/2016	—		—
	—	1,223	(6)	25.41	11/5/2016	—		—
	—	15,074	(3)	23.98	11/4/2017	—		—
	—	16,866	(4)	39.76	10/31/2018	—		—
	—	3,372	(4)	39.76	10/31/2018	—		—
	—	18,396	(5)	55.16	11/1/2019	—		—
	—	—		—	—	556	(7)	30,841
	—	—		—	—	2,969	(12)	164,690
	—	—		—	—	6,280	(8)	348,352
	—	—		—	—	6,855	(9)	380,247
	—	—		—	—	1,371	(9)	76,049
	—	—		—	—	2,120	(10)	117,596
	—	—		—	—	7,072	(11)	392,284

Benjamin Loh	—	5,500	(2)	25.41	11/5/2016	—		—
	—	306	(6)	25.41	11/5/2016	—		—
	—	13,566	(3)	23.98	11/4/2017	—		—
	5,622	16,866	(4)	39.76	10/31/2018	—		—
	1,124	3,372	(4)	39.76	10/31/2018	—		—
	—	19,076	(5)	55.16	11/1/2019	—		—
	—	—		—	—	139	(7)	7,710
	—	—		—	—	2,500	(12)	138,675
	—	—		—	—	5,652	(8)	313,516
	—	—		—	—	4,686	(13)	259,932
	—	—		—	—	6,855	(9)	380,247
	—	—		—	—	1,371	(9)	76,049
	—	—		—	—	2,200	(10)	122,034
	—	—		—	—	7,336	(11)	406,928

Bradley J. Thies	6,416	3,209	(2)	25.41	11/5/2016	—		—
	1,222	612	(6)	25.41	11/5/2016	—		—
	4,522	9,044	(3)	23.98	11/4/2017	—		—
	3,286	9,858	(4)	39.76	10/31/2018	—		—
	657	1,971	(4)	39.76	10/31/2018	—		—
	—	14,308	(5)	55.16	11/1/2019	—		—
	—	—		—	—	278	(7)	15,421
	—	—		—	—	1,459	(12)	80,931
	—	—		—	—	3,768	(8)	209,011
	—	—		—	—	2,637	(14)	146,274
	—	—		—	—	4,008	(9)	222,324
	—	—		—	—	801	(9)	44,431
	—	—		—	—	1,648	(10)	91,415
	—	—		—	—	5,500	(11)	305,085

___________________________

(1)	Based on closing price of $55.47 on December 31, 2012.

(2)	These options are the unvested options remaining of the options originally granted on November 5, 2009. The options vest in four equal annual installments that began on November 5, 2010.

(3)	These options are the unvested options remaining of the options originally granted on November 4, 2010. The options vest in four equal annual installments that began on November 4, 2011.

(4)	These options are the unvested options remaining of the options originally granted on October 31, 2011. The options vest in four equal annual installments beginning October 31, 2012.

(5)	These options were granted on November 1, 2012 and vest in four equal annual installments beginning November 1, 2013.

(6)	These options are the unvested options remaining of the options originally granted on November 5, 2009. The options vest in three equal annual installments that began on November 5, 2011.

(7)	These RSUs are the unvested RSUs remaining of the RSUs originally granted on November 5, 2009. The RSUs vest in three equal annual installments that began on November 5, 2011.

(8)	These RSUs are the unvested RSUs remaining of the RSUs originally granted on November 4, 2010. The RSUs vest in four equal annual installments that began on November 4, 2011.

(9)	These RSUs are the unvested RSUs remaining of the RSUs originally granted on October 31, 2011. The RSUs vest in four equal annual installments that began on October 31, 2012.

(10)
These RSUs are performance-based RSUs that will vest only if FEI achieves certain specified improvements in cash cycle time in 2013 (“Performance Target”). If FEI does not achieve the Performance Target, the RSUs will be forfeited. If the Performance Target is achieved, one-third of these RSUs will vest upon FEI's public announcement of its financial results for 2013, one-third will vest on the one-year anniversary of such date and one-third will vest on the two-year anniversary of such date.

(11)	These RSUs were granted on November 1, 2012 and vest in four equal annual installments beginning on November 1, 2013.

(12)	These RSUs are the unvested RSUs remaining of the RSUs originally granted on November 5, 2009. The RSUs vest in four equal annual installments that began on November 5, 2010.

(13)	These RSUs are the unvested RSUs remaining of the RSUs originally granted on May 16, 2011. The RSUs vest in four equal annual installments that began on May 16, 2012.

(14)	These RSUs are the unvested RSUs remaining of the RSUs originally granted on September 14, 2011. The RSUs vest in four equal annual installments that began on September 14, 2012.

OPTION EXERCISES AND STOCK VESTED
FOR FISCAL YEAR ENDED 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Don R. Kania	75,000	2,511,670	34,504	(1)	1,800,164
Raymond A. Link	22,036	528,035	14,407	(1)	744,340
Benjamin Loh	12,894	377,390	14,144		719,908
Bradley J. Thies	—	—	9,227	(1)	477,964

(1)     Because shares are withheld to cover applicable taxes on vesting of these RSUs, this number does not reflect the actual number of shares received by the executive officer. The number of shares of stock actually received by the executive officer in 2012 is set forth in the table below:

Name	Number of Shares (#)	Vesting-Date Value of Shares Actually Received ($)

Don R. Kania	18,199	949,485
Raymond A. Link	7,569	386,143
Bradley J. Thies	5,591	288,611

NONQUALIFIED DEFERRED COMPENSATION
FOR FISCAL YEAR ENDED 2012

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Don R. Kania	—	—	89,158	—	813,454
Raymond A. Link	98,816	—	9,127	—	433,666
Benjamin Loh	—	—	—	—	—
Bradley J. Thies	30,254	—	58,219	—	428,616

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

Name	Benefit	Not in Connection with a Change of Control
		Due to Termination Without Cause ($)	Due to Disability ($)	Due to Death ($)	In Connection with a Change of Control

Don R. Kania	Severance pay(1)	1,015,620	1,015,620	1,015,620	1,692,700
	Variable compensation payment(2)	—	—	—	1,692,700
	Stock option/RSU vesting acceleration(3)	—	—	—	6,804,498
	Health care benefits continuation(4)	57,888	57,888	57,888	96,480
	Life insurance continuation(5)	—	—	—	40,000
	Total value:	1,073,508	1,073,508	1,073,508	10,326,378

Raymond A. Link	Severance pay(6)	363,996	363,996	363,996	727,992
	Variable compensation payment(7)	—	—	—	473,195
	Stock option/RSU vesting acceleration(3)	—	—	—	2,541,496
	Health care benefits continuation(8)	25,664	25,664	25,664	51,327
	Life insurance continuation(9)	—	—	—	20,000
	Total value:	389,660	389,660	389,660	3,814,010

Benjamin Loh	Severance pay(10)	411,214	411,214	411,214	822,428
	Variable compensation payment(7)	—	—	—	575,700
	Stock option/RSU vesting acceleration(3)	—	—	—	2,630,665
	Health care benefits continuation(8)(11)	6,650	6,650	6,650	13,300
	Life insurance continuation(9)	—	—	—	10,000
	Total value:	417,864	417,864	417,864	4,052,093

Bradley J. Thies	Severance pay(12)	306,859	306,859	306,859	613,718
	Variable compensation payment(7)	—	—	—	306,859
	Stock option/RSU vesting acceleration(3)	—	—	—	1,704,816
	Health care benefits continuation(8)	25,664	25,664	25,664	51,327
	Life insurance continuation(9)	—	—	—	20,000
	Total value:	332,523	332,523	332,523	2,696,720
______________________
This table assumes that the termination of employment occurred on December 31, 2012.

(1)	Assumes base salary of $677,080 (salary in effect at December 31, 2012).

(2)	Based on 250% of target variable compensation.

(3)	Potential value if vesting of all unvested options, RSUs and restricted stock is accelerated. Assumes a stock price of $55.47 (based on the closing price of the stock at December 31, 2012).

(4)
Dr. Kania would receive monthly cash payments in an amount equivalent to two times the monthly cost he would incur to extend coverage under the COBRA continuation laws for group health and dental plan coverage in effect at the time of termination for: (a) 18 months for termination not in connection with a change of control, without cause or due to death or disability; or (b) 30 months for termination in connection with a change of control. This amount reflects the aggregate amount Dr. Kania would receive over the 18-month or 30-month period, as the case may be.

(5)
Coverage will be maintained by FEI at its sole cost and expense for 30 months following termination in connection with a change of control, however, in the event that continuation under the policy is barred, FEI will make a lump sum payment equal to the total premiums that would have been paid by FEI for such 30-month period. The maximum amount payable by FEI to Dr. Kania is capped at $40,000.

(6)	Assumes base salary of $363,996 (salary in effect at December 31, 2012).

(7)	Based on 200% of target variable compensation.

(8)
The executive officer would receive monthly cash payments in an amount equivalent to 1.33 times the monthly cost the executive officer would incur to extend coverage under the COBRA continuation laws of such executive officer's group health and dental plan coverage in effect at the time of termination for: (a) 12 months for termination in not in connection with a change of control, without cause or due to death or disability; or (b) 24 months for termination in connection with a change of control. This amount reflects the aggregate amount the executive officer would receive over the 12-month or 24-month period, as the case may be.

(9)
Coverage will be maintained by FEI at its sole cost and expense for 24 months following termination, however, in the event that continuation under the policy is barred, FEI will make a lump sum payment equal to the total premiums that would have been paid by FEI for such 24- month period. The maximum amount payable by FEI to the executive officer is capped at $20,000.

(10)	Assumes base salary of $411,214 (salary in effect at December 31, 2012).

(11)	The maximum amount payable to Mr. Loh is $20,000.

(12)	Assumes base salary of $306,859 (salary in effect at December 31, 2012).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of the Record Date of our common stock by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock, (ii) each director and nominee for director of FEI, (iii) each named executive officer of FEI, and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals for our executive officers and directors. Information regarding our non-management 5% holders is derived from the most recently available Schedule 13 filings. Unless otherwise indicated, the address of each shareholder listed in the following table is c/o FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124-5793.

Shareholder	Common Stock
	Number of Shares (#)(1)	Percent of Shares Outstanding (%)(2)

Blackrock Inc.(3)	2,823,510	7.41
Brown Capital Management, LLC(4)	2,736,093	7.18
The Vanguard Group, Inc.(5)	2,345,887	6.15
Neuberger Berman Group LLC(6)	2,202,733	5.78
Royce & Associates, LLC(7)	1,913,417	5.02
Don R. Kania	133,593	*
Thomas F. Kelly	43,500	*
Gerhard H. Parker(8)	41,000	*
James T. Richardson	38,500	*
Bradley J. Thies	31,651	*
Jan C. Lobbezoo(9)	31,000	*
Richard H. Wills	18,500	*
Raymond A. Link	10,834	*
Arie Huijser	7,000	*
Homa Bahrami	1,250	*
Jami K. Nachtsheim	1,250	*
Benjamin Loh	1,000	*
All current named executive officers and directors as a group (12 persons)(8)	359,078	*
_____________________
* Less than 1%

(1)
Includes shares of common stock subject to options exercisable currently or within 60 days after the Record Date and RSUs that will vest within 60 days after the Record Date, as set out in the table below. The number of vested RSUs shown in the table and included in the calculation of management-owned shares reflects the net amount of shares that the person is entitled to receive upon vesting, net of shares withheld for taxes. Further, Mr. Lobbezoo's holdings are net of certain options, the beneficial interests in which are held by Philips, an affiliate of Mr. Lobbezoo's former employer.

Name	Number of Options (#)	Number of Vested RSUs (#)

Don R. Kania	101,206	—
Thomas F. Kelly	29,000	3,375
Gerhard H. Parker(8)	16,500	3,375
James T. Richardson	24,000	3,375
Bradley J. Thies	16,103	—
Jan C. Lobbezoo(9)	16,500	3,375
Richard H. Wills	9,000	2,750
Raymond A. Link	—	—
Arie Huijser	3,000	1,500
Homa Bahrami	—	—
Jami K. Nachtsheim	—	—
Benjamin Loh	—	—
All current named executive officers and directors as a group	215,309	17,750

(2)
Applicable percentage of ownership is based on 38,564,582 shares of common stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules of the SEC, and is based on voting and investment power with respect to shares. Shares of common stock subject to options that are exercisable currently or within 60 days after the Record Date, and RSUs that will vest within 60 days after the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person. To our knowledge, unless otherwise indicated or as may be provided by applicable community property laws, each of the persons named above has sole voting and dispositive power with respect to all shares shown as being beneficially owned by them.

(3)
Information with respect to the beneficial ownership of BlackRock Inc. is derived from a Schedule 13G/A filed with the SEC on February 8, 2013. BlackRock Inc. reported sole voting and dispositive power as to 2,823,510 shares. The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Information with respect to the beneficial ownership of Brown Capital Management, LLC is derived from a Schedule 13G/A filed with the SEC on February 14, 2013. Brown Capital Management, LLC reported sole voting power as to 1,546,294 shares and sole dispositive power as to 2,736,093 shares. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(5)
Information with respect to the beneficial ownership of The Vanguard Group, Inc. is derived from a Schedule 13G/A filed with the SEC on February 12, 2013. The Vanguard Group, Inc. reported sole voting power as to 54,138 shares, sole dispositive power as to 2,293,349 shares and shared dispositive power as to 52,538 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Information with respect to the beneficial ownership of Neuberger Berman Group LLC is derived from a Schedule 13G filed with the SEC on February 14, 2013. Neuberger Berman Group LLC reported shared voting power as to 2,149,900 shares and shared dispositive power as to 2,202,733 shares. Neuberger Berman LLC reported shared voting power as to 2,149,900 shares and shared dispositive power as to 2,202,733 shares. Neuberger Berman Management LLC reported shared voting power as to 1,916,096 shares and shared dispositive power as to 1,916,096 shares. Neuberger Berman Equity Funds reported shared voting power as to 1,678,342 shares and shared dispositive power as to 1,678,342 shares. The address of Neuberger Berman Group LLC is 605 3rd Avenue, New York, NY 10158.

(7)
Information with respect to the beneficial ownership of Royce & Associates, LLC is derived from a Schedule 13G/A filed with the SEC on January 3, 2013. Royce & Associates, LLC reported sole voting and sole dispositive power as to 1,913,417 shares. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(8)	Includes 21,125 shares held by Dr. Parker in the Parker Family Living Trust.

(9)	Includes options exercisable for 16,275 shares of our common stock for which Mr. Lobbezoo disclaims beneficial ownership because any monetary benefit derived from such options will go to Philips.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes equity securities authorized for issuance under equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (#)(2)

Equity compensation plans approved by security holders	1,732,768	35.81	2,079,455	(3)

Equity compensation plans not approved by security holders	—	—	—
Total	1,732,768	35.81	2,079,455
________________________

(1)
The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs (of which 862,989 were outstanding at December 31, 2012), which have no exercise price.

(2)
Includes 824,739 shares available for purchase under FEI's ESPP as of December 31, 2012, including approximately 100,000 shares anticipated to be purchased during the current ESPP purchase period ending May 31, 2013 (assuming a closing stock price on May 31, 2013 at or above $54.08, the closing price on December 3, 2012, the first day of the current purchase period).

(3)
FEI reduced the number of shares available for grant under the 1995 Stock Incentive Plan by 175,000, a number equal to the stock option and RSU grants made to Dr. Kania outside the plan in connection with his hiring in 2006. 703,817 shares remaining available for future issuance under the 1984 Stock Incentive Plan, as amended, and 44,886 shares remaining available for future issuance under the 1995 Supplemental Stock Incentive Plan have been excluded because we no longer make grants under these plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy
FEI addresses potential related party transactions through its Related Party Transaction Policy, which requires that the Audit Committee review any transaction or series of transactions in excess of $50,000 in any year between FEI, on the one hand, and an officer or director on the other. FEI's General Counsel or CFO has responsibility for bringing the facts concerning a proposed related party transaction to the Audit Committee. The policy permits approval only in the event of a finding that the transaction is on terms no less favorable than would have been obtained in an ordinary arms-length transaction with an independent third party.

Related Person Transactions
FEI engaged in no transaction in the last fiscal year or nor is it aware of any currently proposed transaction in which any related party had or will have a direct or indirect material interest.

OTHER TRANSACTIONS

Product and Service Sales to Certain Firms
FEI has sold products and services to Applied Materials, Inc., and its subsidiaries. FEI director Gerhard H. Parker is a director of Applied Materials, Inc. Sales in 2012 to Applied Materials and its subsidiaries consisted of $981,000 in system components and $554,000 in services. These transactions occurred in the ordinary course of business.

Purchases from Certain Firms
During 2012, FEI purchased temporary employment services totaling $127,000 from TMC B.V. One of the members of our Board, Jan C. Lobbezoo, also serves on the Supervisory Board of TMC B.V. These transactions occurred in the ordinary course of business.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of FEI under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

In accordance with the written charter adopted by the Board, as amended and restated on November 14, 2012, the Audit Committee of the Board consists of three members and operates under such written charter.

Membership of the Audit Committee
The Audit Committee consists of James T. Richardson (Chair), Jan C. Lobbezoo, Homa Bahrami and Richard H. Wills. Each of the members of the Audit Committee has been determined by our Board to be independent according to SEC rules and the NASDAQ Global Market's listing standards and is able to read and understand financial statements. Our Board has determined that all members of our Audit Committee are qualified to be “audit committee financial experts” as defined in the SEC's rules and regulations.

Role of the Audit Committee
Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent registered public accountants are responsible for auditing those financial statements and expressing an opinion about whether they conform to accounting principles generally accepted in the United States. The Audit Committee's responsibility is to monitor and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing. It relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accountants.

The Audit Committee held eight meetings during 2012. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and FEI's independent registered public accountants, KPMG. The Audit Committee discussed with KPMG the overall scope and plans for its audits. It met with KPMG, with and without management present, to discuss the results of its examinations and its evaluations of FEI's internal controls.

The purpose of the Audit Committee is to fulfill the Board's oversight responsibilities relating to our corporate accounting and reporting practices, the quality and integrity of our financial reports, compliance with laws and the maintenance of ethical standards and effective internal controls.

During the meetings held in 2012 and 2013, the Audit Committee reviewed and discussed, among other things:

•	results of the 2012 independent audit and review of the 2012 annual and quarterly financial statements (audited and unaudited), our Annual Report on Form 10-K and proxy statement;

•	issues regarding accounting, administrative and operating matters noted during the 2012 audit;

•	requirements and responsibilities for audit committees;

•	FEI's significant policies for accounting and financial reporting, including revenue recognition and the status and anticipated effects of changes in those policies;

•	adequacy and effectiveness of FEI's internal control policies and procedures;

•	the quarterly and annual procedures performed by our independent registered public accountants, KPMG;

•	the quarterly consolidated financial statements, earnings releases and filings with the SEC; and

•	other matters concerning FEI's accounting, financial reporting and internal controls.

Review of FEI's Audited Financial Statements for the Fiscal Year Ended December 31, 2012
At meetings and in discussions in February of 2013, the Audit Committee reviewed and discussed the 2012 financial statements with management and the independent registered public accountants. Specifically, the Audit Committee discussed with KPMG the matters covered by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 89, SAS No. 90 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with KPMG its independence from management and FEI, including the matters covered in the letter to FEI from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526.

In February 2013, the Audit Committee reviewed FEI's audited financial statements and footnotes for inclusion in FEI's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Based on this review and prior discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that FEI's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Audit Committee Members
James T. Richardson (Chair)
Jan C. Lobbezoo
Homa Bahrami
Richard H. Wills

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the outstanding shares of our common stock (“10% shareholders”), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock and other equity securities. To the best of our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our directors and executive officers, our officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements during 2012, except that in May 2012 there were late Form 4 filings for each of the continuing non-employee directors (excluding Mses. Nachtsheim and Bahrami) with respect to 1,500 RSUs and 3,000 stock options each, that were automatically granted to such directors on the date of FEI's Annual Meeting of Shareholders. Such late filings were due solely to administrative errors that were corrected as soon as they were determined.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with the recommendation of management if any other matters do properly come before the meeting.

Please vote as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to vote via the Internet, by telephone, or date and sign your paper proxy card or voting instruction card exactly as your name appears on your stock certificate and return it in the enclosed postage-paid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors:

Bradley J. Thies
Secretary

APPENDIX A - AMENDED AND RESTATED 1995 STOCK INCENTIVE PLAN
(Marked to show proposed changes to the plan pursuant to Proposal 2)

FEI COMPANY
1995 STOCK INCENTIVE PLAN, AS AMENDED
(May ~~10, 2012~~9, 2013 restatement)
1.Purpose. The purpose of this Stock Incentive Plan (the “Plan”) is to enable FEI Company (the “Company”) to attract and retain the services of (1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company's products and independent contractors of the Company or any subsidiary.

2.Shares Subject to the Plan. Subject to adjustment as provided below and in paragraph 14, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed ~~10,750~~11,000,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option, stock appreciation right, restricted stock unit or performance unit granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option, stock appreciation right, restricted stock unit or performance unit shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.Effective Date and Duration of Plan.

(a)Effective Date. The Plan shall become effective as of April 21, 1995. No option, stock appreciation right, restricted stock unit or performance unit granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and any such awards under the Plan prior to such approval shall be conditioned on and subject to such approval. Subject to this limitation, options, stock appreciation rights, restricted stock units and performance units may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

(b)Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units, restricted stock units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.Administration.

(a)Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

(b)Committee. The Board of Directors may delegate to a committee of the Board of Directors or specified officers of the Company, or both (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors, (ii) that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15 and (iii) that a Committee including officers of the Company shall not be permitted to grant options to persons who are officers of the Company. To the extent that the Board of Directors determines it to be desirable to qualify awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

5.Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following action, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in section 422 of the Code, as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant performance units as provided in paragraph 11; (viii) grant foreign qualified awards as provided in paragraph 12; and (ix) grant restricted stock units as provided in paragraph 13. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Board of Directors believes have made or will make an important contribution to the Company or any subsidiary of the Company; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

6.Option Grants.

(a)General Rules Relating to Options.

(i)Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

(ii)Exercise of Options. Except as provided in paragraph 6(a)(iv) or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Board of Directors, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv) and 14, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

(iii)Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death.

(iv)Termination of Employment or Service.

(A)General Rule. Unless otherwise determined by the Board of Directors, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability or death as provided in subparagraphs 6(a)(iv)(B) and (C), the option may be exercised at any time prior to the expiration date of the option or the expiration of 90 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

(B)Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term “total disability” means a medically determinable mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

(C)Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of death, whichever is the shorter period, for any portion of the option exercisable as of the date of death and any outstanding unvested portion of the option, which shall become fully vested and immediately exercisable as of the date of death, and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(D)Amendment of Exercise Period Applicable to Termination. The Board of Directors, at the time of grant or, with respect to an option that is not an Incentive Stock Option, at any time thereafter, may extend the 90-day and 12-month exercise periods any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

(E)Failure to Exercise Option. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

(v)Purchase of Shares. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of (A) notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution, and (B) payment of the full purchase price of the shares of Common Stock with respect to which the option is exercised (together with applicable withholding taxes) in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company (provided that, with respect to an Incentive Stock Option, such loan is approved at the time of option grant)) or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, performance units or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is exercised, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in The Wall Street Journal on the last trading day preceding the date the option is exercised, or such other reported value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares (together with applicable withholding taxes) has been made. With the consent of the Board of Directors (which, in the case of an Incentive Stock Option, shall be given only at the time of option grant), an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

(b)Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

(i)Limitation on Amount of Grants. No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under all incentive stock option plans (within the meaning of section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

(ii)Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value, as described in paragraph 6(b)(iv), of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(iii)Duration of Options. Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(iv)Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be determined by the Board of Directors. If the Common Stock of the Company is not publicly traded on the date the option is granted, the Board of Directors may consider any valuation methods it deems appropriate and may, but is not required to, obtain one or more independent appraisals of the Company. If the Common Stock of the Company is publicly traded on the date the option is exercised, the fair market value shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the day preceding the date the option is granted, or, if there has been no sale on that date, on the last preceding date on which a sale occurred or such other value of the Common Stock as shall be specified by the Board of Directors.

(v)Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the effective date of the Plan.

(vi)Conversion of Incentive Stock Options. The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

(c)Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions in addition to those set forth in Section 6(a) above:

(i)Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors. Notwithstanding the foregoing, with respect to Non-Statutory Stock Options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the option price will be no less than 100 percent of the fair market value per share on the date of grant.

(ii)Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture, at which time all accumulated amounts shall be paid to the recipient. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

8.Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. If shares are subject to forfeiture or repurchase by the Company, all dividends or other distributions paid by the Company with respect to the shares shall be retained by the Company until the shares are no longer subject to forfeiture or repurchase, at which time all accumulated amounts shall be paid to the recipient. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

9.Stock Appreciation Rights.

(a)Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes.

(b)Exercise.

(i)Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefore an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Common Stock valued at fair market value, in cash, or partly in Common Stock and partly in cash, all as determined by the Board of Directors.

(ii)A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised; (2) the stock appreciation right shall be exercisable only when the fair market value of the stock exceeds the option price of the related option; (3) the stock appreciation right shall be for no more than 100 percent of the excess of the fair market value of the stock at the time of exercise over the option price; (4) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (5) upon exercise of the option, the related stock appreciation right or portion thereof terminates.

(iii)The Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

(iv)For purposes of this paragraph 9, the fair market value of the Common Stock shall be determined as of the date the stock appreciation right is exercised, under the methods set forth in paragraph 6(b)(iv).

(v)No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

(vi)Each stock appreciation right granted in connection with an Incentive Stock Option, and unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder's lifetime only by the holder.

(vii)At the time the participant exercises a stock appreciation right, the participant must pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount.

(viii)Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued. Cash payments of stock appreciation rights shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

10.Cash Bonus Rights.

(a)Grant. The Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Board of Directors may prescribe. Unless otherwise determined by the Board of Directors, each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. The payment of a cash bonus shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

(b)Cash Bonus Rights in Connection With Options. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the Board of Directors, the bonus right will result in a tax deduction that the Company has sufficient taxable income to use. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus, if any, shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus, if any, shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right, including a previously granted bonus right, may be changed from time to time at the sole discretion of the Board of Directors but shall in no event exceed 75 percent.

(c)Cash Bonus Rights in Connection With Stock Bonus. A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Board of Directors.

(d)Cash Bonus Rights in Connection With Stock Purchases. A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount of any cash bonus to be awarded and timing of payment of a cash bonus shall be determined by the Board of Directors.

(e)Taxes. The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

11.Performance Units. The Board of Directors may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves certain goals established by the Board of Directors over a designated period of time, but not in any event more than 10 years. The goals established by the Board of Directors may include earnings per share, return on shareholders' equity, return on invested capital, and such other goals as may be established by the Board of Directors. In the event that the minimum performance goal established by the Board of Directors is not achieved at the conclusion of a period, no payment shall be made to the participants. In the event the maximum corporate goal is achieved, 100 percent of the monetary value of the performance units shall be paid to or vested in the participants. Partial achievement of the maximum goal may result in a payment or vesting corresponding to the degree of achievement as determined by the Board of Directors. Payment of an award earned may be in cash or in Common Stock or in a combination of both, and may be made when earned, or vested and deferred, as the Board of Directors determines. Deferred awards shall earn interest on the terms and at a rate determined by the Board of Directors. Unless otherwise determined by the Board of Directors, each performance unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death. Each participant who has been awarded a performance unit shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary or fees for services, subject to applicable law. With the consent of the Board of Directors a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering Common Stock to the Company to satisfy the withholding amount. The payment of a performance unit in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award.

12.Foreign Qualified Grants. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

13.Restricted Stock Units.

(a)Grant. Restricted stock units may be granted at any time and from time to time as determined by the Board of Directors. For this purpose, a restricted stock unit shall mean a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock, granted pursuant to this paragraph 13. Each restricted stock unit represents an unfunded and unsecured obligation of the Company. Each restricted stock unit grant will be evidenced by an agreement that will specify such other terms and conditions as the Board of Directors, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of restricted stock units and the form of payout, which, subject to paragraph 13(d), may be left to the discretion of the Board of Directors.

(b)Vesting Criteria and Other Terms. The Board of Directors will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant. The Board of Directors may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board of Directors in its discretion.

(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Board of Directors, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)Form and Timing of Payment. Payment of earned restricted stock units will be made as soon as practicable after the date(s) set forth in the award agreement. The Board of Directors, in its sole discretion, may pay earned restricted stock units in cash, shares of Common Stock, or a combination thereof. Shares of Common Stock represented by restricted stock units that are fully paid in cash again will be available for grant under the Plan.

(e)Cancellation. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to the Company.

(f)Transferability. Unless otherwise determined by the Board of Directors, each restricted stock unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death.

14.Changes in Capital Structure.

(a)Stock Splits; Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

(b)Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

(i)Outstanding options shall remain in effect in accordance with their terms.

(ii)Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be issued to holders of shares of the Company. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

(iii)The Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

(c)Dissolution of the Company. In the event of the dissolution of the Company, options shall be treated in accordance with paragraph 14(b)(iii).

(d)Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

(e)Non-employee Director Awards. Notwithstanding anything herein to the contrary, with respect to awards granted to a Non-employee Director, including, but not limited to, awards granted pursuant to paragraph 19, the Non-employee Director shall, immediately prior to the Transaction, fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable and all restrictions on restricted stock, restricted stock units, performance units and other awards will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) on-target levels and all other terms and conditions met.

15.Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9, 10 and 14, however, no change in an award already granted shall be made without the written consent of the holder of such award.

16.Approvals. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

17.Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

18.Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

19.Restricted Stock Unit and Option Grants to Non-Employee Directors.

(a)Initial Board Grants. Each Non-Employee Director shall be automatically granted ~~restricted stock units equal to 5,000 shares of Common Stock~~, on the date such person first becomes a Non-Employee Director whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy~~.~~, restricted stock units equal to that number of shares of Common Stock determined by dividing (i) $200,000, by (ii) the simple average closing price of the Company's Common Stock during the full fiscal quarter preceding the quarter in which the director is appointed to the Board, rounded down to the nearest whole share. The number of restricted stock units to be granted above may be reduced in any particular instance or instances as the Board of Directors may determine. A “Non-Employee Director” is a director who is not an officer or employee of the Company or any of its subsidiaries. Notwithstanding the foregoing, a director who ceases to be an employee of the Company but remains a director of the Company and thereby becomes a Non-Employee Director shall not receive the grant of restricted stock units provided under this paragraph 19(a).

(b)Additional Grants. Each Non-Employee Director, in each calendar year subsequent to the year in which such person became a Non-Employee Director, shall be automatically granted (i) additional restricted stock units equal to ~~1,500~~ that number of shares of Common Stock determined by dividing (x) $62,500, by (y) the simple average closing price of the Company's Common Stock during the full fiscal quarter preceding the quarter in which the grant is made, rounded down to the nearest whole share, and (ii) options to purchase ~~3,000~~that number of shares of Common Stock ~~in each calendar year subsequent to the year in which such person became a Non-Employee Director, such~~with a Black-Scholes-Merton value (or such other valuation method and using the assumptions then generally being used by the Company to value its options for financial reporting purposes) equal to $62,500 based upon the simple average closing price of the Company's Common Stock during the full fiscal quarter preceding the quarter in which the grant is made, rounded down to the nearest whole share. The option price per share for such options will be no less than 100 percent of the fair market value per share on the date of grant. The number of restricted stock units and ~~options to~~/or options to be granted above may be reduced in any particular instance or instances as the Board of Directors may determine. Such restricted stock units and options shall be granted as of the date of the Company's annual meeting of shareholders held in such calendar year, provided that the Non-Employee Director continues to serve in such capacity as of such date.

(c)Terms of Restricted Stock Units.

(i)Award Agreement. Each award of restricted stock units granted pursuant to this paragraph 19 shall be evidenced by an agreement that will specify the number of restricted stock units and such other terms and conditions as the Board of Directors, in its sole discretion, shall determine, consistent with the Plan, including all terms, conditions, and restrictions related to the grant and the form of payout, which, subject to paragraph 19(c)(iii), may be left to the discretion of the Board of Directors.

(ii)Vesting. Subject to paragraph 14, each award of restricted stock units granted pursuant to paragraph 19(a) shall vest as to twenty-five percent (25%) of the restricted stock units on the anniversary of the grant date in each of the four calendar years following the year in which the award is granted. Subject to paragraph 14, each award of restricted stock units granted pursuant to Section 19(b) shall vest as ~~follows: (A) awards granted prior to April 30, 2010 shall vest as to twenty-five percent (25%) of the restricted stock units on April 30 of each of the four calendar years following the year in which the award is granted; (B) awards granted on or after April 30, 2010 shall vest as to one-third (1/3rd) of the restricted stock units on April 30 of each of the three calendar years following the year in which the award is granted; (C) awards granted in 2011 shall vest as to fifty percent (50%) of the restricted stock units on April 30 of each of the two calendar years following the year in which the award is granted; and (D) awards granted in 2012 or thereafter shall vest as~~ to one hundred percent (100%) of the restricted stock units on April 30 of the calendar year following the year in which the award is granted. Vesting pursuant to this paragraph 19(c)(ii) shall be conditioned on the Non-employee Director continuing to serve as a director of the Company through each such applicable vesting date. Notwithstanding the foregoing, (x) if the Non-employee Director ceases to be a director of the Company due to death, one hundred percent (100%) of the unvested portion of the restricted stock units subject to the award shall vest on the date of the Non-employee Director's death; and (y) if the Non-employee Director ceases to be a director of the Company at or after age 70 for any reason other than removal for good cause as determined by the Board of Directors, one hundred percent (100%) of the unvested portion of the restricted stock units subject to the award shall vest on the date such Non-employee Director ceases to be a director.

(iii)Form and Timing of Payment. Payment of restricted stock units shall be made as soon as practicable following the date on which such restricted stock units vest in accordance with paragraph 19(c)(ii). The Board of Directors, in its sole discretion, may pay vested restricted stock units in cash, shares of Common Stock, or a combination thereof. Shares of Common Stock represented by restricted stock units that are fully paid in cash shall again be available for grant under the Plan.

(d)Terms of Options

(i)Award Agreement. Each award of options granted pursuant to this paragraph 19 shall be evidenced by an agreement that will specify the number of options and such other terms and conditions as the Board of Directors, in its sole discretion, shall determine, consistent with the Plan and subject to paragraph 19(c)(iii).

(ii)Vesting. Subject to paragraph 14, each award of options granted pursuant to this paragraph 19 shall vest as ~~follows: (A) awards granted in 2010 shall vest as to one-third (1/3rd) of the shares subject to the option on April 30 of each of the three calendar years following the year in which the award is granted; (B) awards granted in 2011 shall vest as to fifty percent (50%) of the shares subject to the option on April 30 of each of the two calendar years following the year in which the award is granted; and (C) awards granted in 2012 or thereafter shall vest as~~ to one hundred percent (100%) of the shares subject to the option on April 30 of the calendar year following the year in which the award is granted. Vesting pursuant to this paragraph 19(d)(ii) shall be conditioned on the Non-employee Director continuing to serve as a director of the Company through each such applicable vesting date. Notwithstanding the foregoing, (x) if the Non-employee Director ceases to be a director of the Company due to death, one hundred percent (100%) of the unvested portion of the options subject to the award shall vest on the date of the Non-employee Director's death; and (y) if the Non-employee Director ceases to be a director of the Company at or after age 70 for any reason other than removal for good cause as determined by the Board of Directors, one hundred percent (100%) of the unvested portion of the options subject to the award shall vest on the date such Non-employee Director ceases to be a director.

(e)Section 409A Compliance. Unless otherwise determined by the Board of Directors, grants made under this paragraph 19 shall comply with the provisions of Section 409A of the Code. The Board of Directors of the Company reserves the right to amend this paragraph 19 as it deems necessary or advisable, in its sole discretion and without the consent of the Non-employee Director, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code.

(f)Nontransferability. Each restricted stock unit and option by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death.

20.Code Section 162(m) Provisions.

(a)Option and SAR Annual Share Limit. No individual shall be granted, in any calendar year, options and stock appreciation rights to purchase more than 250,000 shares of Common Stock; provided, however, that such limit shall be 200,000 shares of Common Stock in the individual's first calendar year of Company service.

(b)Restricted Stock, Stock Bonus, Restricted Stock Unit and Performance Unit Annual Limits. No individual shall be granted, in any calendar year, more than 75,000 shares of Common Stock in the aggregate of the following: (i) restricted stock, (ii) stock bonuses, or (iii) restricted stock units. No individual shall be granted, in any calendar year, performance units having an initial value greater than $2,000,000.

(c)Section 162(m) Performance Restrictions. For purposes of qualifying awards of restricted stock, stock bonuses, restricted stock units and performance units as “performance-based compensation” under Section 162(m) of the Code, the Board of Directors, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Board of Directors on or before the latest date permissible to enable the award to qualify as “performance-based compensation” under Section 162(m) of the Code (the “Determination Date”). In granting awards of restricted stock, stock bonuses, restricted stock units and performance units that are intended to qualify under Section 162(m) of the Code, the Board of Directors shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d)Performance Goals. “Performance Goals” shall mean the goal(s) (or combined goal(s)) determined by the Board of Directors (in its discretion) to be applicable to an employee with respect to an award of restricted stock, stock bonuses, restricted stock units and performance units. As determined by the Board of Directors, the Performance Goals applicable to an award shall provide for a targeted level or levels of achievement for a Performance Period (defined below) using one or more of the following measures: (a) assets or invested capital (b) bookings, (c) cash flow, (d) customer satisfaction, (e) earnings per share, (f) improvement in cash-to-cash cycle, (g) margin, (h) market share, (i) net income, (j) net income as a percentage of revenue, (k) operating income, (l) product development and quality, (m) profit, (n) return on assets, (o) return on equity, (p) return on invested capital, (q) revenue, (r) revenue in new products or markets, (s) success of new acquisitions as measured by sales, margins, net income or other measures, and (t) total shareholder return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Board of Directors, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Board of Directors prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company's financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. For purposes of the Plan, “Performance Period” means any fiscal quarter of the Company or such other period longer than a fiscal quarter, as determined by the Board of Directors in its sole discretion.

(e)Changes in Capitalization. The numerical limitations in Sections 20(a) and 20(b) shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 14(a).

(f)If an award is cancelled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 14 of the Plan), the cancelled award will be counted against the limits set forth in subsections (a) and (b) above. For this purpose, if the exercise price of an option is reduced, the transaction will be treated as a cancellation of the option and the grant of a new option.

Adopted: April 21, 1995
Approved by Shareholders: May 5, 1995

FEI Explore. Discover. Resolve.

FEI COMPANY
ATTN: FLETCHER CHAMBERLIN
5350 NE DAWSON CREEK DRIVE
HILLSBORO, OR 97124-5793

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Arie Huijser	02 Don R. Kania	03 Thomas F. Kelly	04 Jan C. Lobbezoo	05 Gerhard H. Parker
06 James T. Richardson	07 Richard H. Wills	08 Homa Bahrami	09 Jami K. Nachtsheim	

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000163040_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

FEI COMPANY
Annual Meeting of Shareholders
May 9, 2013 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Don R. Kania, Raymond A. Link and Bradley J. Thies, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FEI COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Pacific Time on May 9, 2013, at FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000163040_2 R1.0.0.51160